     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996



                                                      REGISTRATION NO. 333-03629

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                                PRINTWARE, INC.
             (Exact name of registrant as specified in its charter)

           MINNESOTA                           3577                             41-1522267
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer Identification No.)
 incorporation or organization)    Classification Code Number)

                            ------------------------

                           1270 EAGAN INDUSTRIAL ROAD
                               ST. PAUL, MN 55121
                                 (612) 456-1400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                             DANIEL A. BAKER, PH.D.
                                PRINTWARE, INC.
                           1270 EAGAN INDUSTRIAL ROAD
                               ST. PAUL, MN 55121
                                 (612) 456-1400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

       Richard D. McNeil, Esq.               Michele D. Vaillancourt, Esq.
        Mary S. Giesler, Esq.                  Trevor V. Gunderson, Esq.
     Lindquist & Vennum P.L.L.P.               Winthrop & Weinstine, P.A.
           4200 IDS Center                      3000 Dain Bosworth Plaza
         80 South 8th Street                     60 South Sixth Street
     Minneapolis, Minnesota 55402             Minneapolis, Minnesota 55402
            (612) 371-3211                           (612) 347-0700

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED            PROPOSED
         TITLE OF EACH CLASS OF            AMOUNT TO BE    MAXIMUM OFFERING   MAXIMUM AGGREGATE      AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED (1)  PRICE PER UNIT (2)  OFFERING PRICE (2)  REGISTRATION FEE
Common Stock, no par value..............    1,840,000           $7.00            $12,880,000         $4,441.02

(1) Includes 240,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                PRINTWARE, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NUMBER AND CAPTION                                                          LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
1.         Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page; Inside Front Cover Page

2.         Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Additional Information;
                                                                   Outside Back Cover Page

3.         Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors

4.         Use of Proceeds......................................  Prospectus Summary; Use of Proceeds

5.         Determination of Offering Price......................  Outside Front Cover Page; Underwriting

6.         Dilution.............................................  Dilution

7.         Selling Security Holders.............................  Principal and Selling Shareholders; Outside Front
                                                                   Cover Page; Inside Front Cover Page; Underwriting

8.         Plan of Distribution.................................  Outside Front Cover Page; Underwriting

9.         Description of Securities to be Registered...........  Prospectus Summary; Dividend Policy; Capitalization;
                                                                   Description of Capital Stock

10.        Interest of Named Experts and Counsel................  Not Applicable

11.        Information with Respect to the Registrant...........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors; Capitalization; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal and
                                                                   Selling Shareholders; Description of Capital Stock

12.        Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1996

PROSPECTUS

                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    Of the 1,600,000 shares of Common Stock offered hereby, 1,200,000 are being sold by Printware, Inc. ("Printware" or the "Company") and 400,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

    Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company and no assurance can be given that a market will develop or be maintained after the Offering. It is currently estimated that the initial public offering price will be between $6.00 and $7.00 per share. See "Underwriting" for the factors considered in determining the initial public offering price. The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "PRTW."
                             ---------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                              -------------------

       THESE SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY  THE
       SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION  OR
           ANY  STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE  SENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                      PUBLIC           DISCOUNT(1)          COMPANY(2)         SHAREHOLDERS
   Per Share..................          $                   $                   $                   $
    Total(3)..................          $                   $                   $                   $

(1) The Company and the Selling Shareholders, on a pro rata basis, have agreed to pay R. J. Steichen & Company, as the representative of the Underwriters (the "Representative"), a nonaccountable expense allowance equal to 2.0% of the total Price to Public for all shares purchased. The Company has also agreed to sell to the Representative, for nominal consideration, a five-year warrant (the "Representative's Warrant") to purchase up to 120,000 shares of Common Stock exercisable at a price per share equal to 120% of the per share Price to Public. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses payable of $393,000, which includes the portion of the nonaccountable expense allowance described in
    Note 1 above which is being paid by the Company.

(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 240,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Shareholders will be $       , $       , $       and $       , respectively.
    See "Underwriting."

    The shares of Common Stock are offered by the Underwriters on a "firm commitment" basis subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made on or about            , 1996 in Minneapolis, Minnesota.
                              [R.J. STEICHEN LOGO]

                The date of this Prospectus is            , 1996

                         [Inside Front Cover Graphics]

Photo:                      Printware's Model 3240 Platesetter

Text above photo:           Printware, Inc. is a leader in Computer-to-Plate
                             Systems, which produce offset printing plates faster and less expensively than traditional methods.

Text below photo:           Printware's Model 3240 Platesetter, sold under the
                             Mitsubishi name, produces photographic offset printing plates directly from a computer.

    PRIOR TO THIS OFFERING, THE COMPANY HAS NOT BEEN SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934. AFTER COMPLETION OF THIS OFFERING, THE COMPANY INTENDS TO DISTRIBUTE TO ITS STOCKHOLDERS AN ANNUAL REPORT CONTAINING AUDITED FINANCIAL STATEMENTS AND QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL INFORMATION FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) DOES NOT INCLUDE UP TO 120,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE REPRESENTATIVE'S WARRANT, AND
(III) REFLECTS A ONE-FOR-FOUR REVERSE SPLIT OF THE COMMON STOCK EFFECTIVE APRIL 25, 1996. SEE "DESCRIPTION OF CAPITAL STOCK." THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY


    Printware, Inc. ("Printware" or the "Company") designs, builds and markets "Computer-to-Plate" systems which are used by the offset printing industry to create printing plates directly from computer data. These systems replace the traditional process of typesetting, paste-up, camera work and processing film to produce a printing plate. Computer-to-Plate technology provides one-step plate making (including text, graphics and photographic halftones) directly from computer data, much as a laser printer makes printed pages directly from computer data. The key benefits of Computer-to-Plate technology are lower costs, faster turnaround times, fewer pieces of equipment and fewer environmental limitations on disposal of by-products. The key hardware element of a Computer-to-Plate system is called a Platesetter, which produces the printing plate by imaging the computer data on the physical plate material. The Company sells Platesetters, supplies for use in Platesetters and raster image processors for connecting the Platesetter to the customer's computer network. Sales of supplies accounted for approximately 55% of the Company's 1995 revenues.


    The Company is a leader in the development and introduction of Computer-to-Plate systems. To date the Company has sold over 300 Platesetters, which it believes is more than any other single competitor. The Company's marketing strategy is to offer a wide range of Computer-to-Plate products to the broad market of "mainstream" printers who use small format (18" wide or less) presses, typically for high-volume printing applications such as check printing, social printing (such as wedding invitations) and envelope printing. The Company's customers include leading printers such as Deluxe Corporation ("Deluxe"), Pitney Bowes, Thomson Publishing, Liberty Check Printers and Northrup-Grumman.


    The Company currently manufactures two lines of Platesetters in various configurations. The end-user price ranges from $75,000 to $150,000 for the Model 1440, depending on the configuration, and from $85,000 to $100,000 for the Model 3240. The Company markets the Model 1440 through its own sales force, and the Model 3240 is marketed by Mitsubishi Imaging (MC), Inc. ("Mitsubishi") under its name. Both of these Platesetter lines use patented resonant galvanometer technology which was licensed to the Company by Minnesota Mining and Manufacturing Company ("3M") when the Company was organized in 1985. The resonant galvanometer technology provides precise scanning of the laser beam which writes the digital image on the blank plate. In 1993 the Company began to focus exclusively on Computer-to-Plate products and phased out its manufacturing of laser printers and film imagers. Phasing out of these lower-margin products resulted in a reduction in revenue in 1993 and 1994. The focus on Computer-to-Plate products resulted in an improvement in profitability in 1994 and 1995 due to the higher margins provided by those products and lower research and development and sales and marketing expenditures.


    The Company is incorporated in Minnesota and has its principal executive office and manufacturing facility at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121. Its telephone number is (612) 456-1400.

                                  THE OFFERING

COMMON STOCK OFFERED BY THE COMPANY..........  1,200,000 shares
COMMON STOCK OFFERED BY THE SELLING
 SHAREHOLDERS................................  400,000 shares
COMMON STOCK OUTSTANDING AFTER THE
 OFFERING....................................  4,829,713 shares(1)
USE OF PROCEEDS..............................  Product development, sales and marketing  and working capital
PROPOSED NASDAQ NATIONAL MARKET SYMBOL.......  PRTW

- ---------------------------

(1) Does not include, as of March 30, 1996 (i) 135,567 shares issuable upon exercise of stock options held by executive officers and employees of the Company, (ii) 120,000 shares issuable upon exercise of the Representative's Warrant, and (iii) 5,000 shares issuable upon exercise of warrants held by Deluxe.

                           RISK FACTORS AND DILUTION

    An investment in the Common Stock involves a high degree of risk. See "Risk Factors." Purchasers will experience immediate and substantial dilution in net tangible book value per share. See "Dilution."

                             SUMMARY FINANCIAL DATA

                                                THREE MONTHS ENDED
                                            --------------------------           YEAR ENDED DECEMBER 31,
                                             MARCH 30,      APRIL 1,    -----------------------------------------
                                                1996          1995          1995          1994          1993
                                            ------------  ------------  ------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
  Revenues................................  $  1,832,013  $  1,807,623  $  8,388,148  $  6,626,925  $   7,296,484
  Gross margin............................       721,967       806,752     3,384,192     2,524,524      1,951,965
  Income (loss) from operations...........       304,555       330,105     1,554,183       622,184     (1,213,897)
  Net income (loss)(1)....................       330,898       326,483     1,793,425       784,029     (1,204,707)
  Net income (loss) per common and common
   equivalent share(1)....................      $.09          $.09          $.48          $.21         $(.33)
  Weighted average common and common
   equivalent shares outstanding(2).......     3,705,403     3,705,627     3,705,627     3,685,580      3,635,226

                                                                                         AS OF MARCH 30, 1996
                                                                                     -----------------------------
                                                                                        ACTUAL     AS ADJUSTED(3)
                                                                                     ------------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents........................................................  $  2,795,856   $   9,695,856
  Working capital..................................................................     4,491,641      11,391,641
  Total assets.....................................................................     5,396,406      12,296,406
  Shareholders' equity.............................................................     4,655,666      11,555,666

- ---------------------------

(1) Net income in 1994 includes an extraordinary item of $140,927, consisting of a gain on extinguishment of debt. The income per common and common equivalent share attributable to such extraordinary gain was $.04.

(2) See Note 1 to Financial Statements for an explanation of the determination of weighted average common and common equivalent shares outstanding.

(3) As adjusted to reflect the sale of shares offered hereby, assuming a Price to Public of $6.50 per share, and the application of the estimated net proceeds therefrom of $6.9 million. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW.


    DEPENDENCE ON CERTAIN CUSTOMERS. The Company is heavily dependent on two customers, Deluxe and Mitsubishi. Sales to these customers represented 41.7% and 17.5%, respectively, of 1995 revenues and 43.0% and 2.1%, respectively, of 1994 revenues. Deluxe is a provider of checks and related electronic-based financial systems. As of March 30, 1996 Deluxe owned 51.3% of the Company's outstanding Common Stock and two of its executive officers are members of the Company's Board of Directors. Mitsubishi is a world wide supplier of equipment and supplies to the printing industry and markets the Company's Model 3240 Platesetter under Mitsubishi's trade name. Loss of either of these customers or a substantial reduction in their purchases would have a material adverse effect on the Company. See "Business -- Overview," "Business -- Customers -- Revenues from Deluxe" and "Certain Transactions."


    DEPENDENCE ON CERTAIN SUPPLIERS. The Company is dependent on several key single-source suppliers, including the supplier of its planned Adobe PostScript-Registered Trademark- raster image processor, the raster image processing software used in its ZAPrip-Registered Trademark- product and the plate materials which the Company sells for the Model 1440. All of the Company's agreements with suppliers can be canceled by either party under certain circumstances. Furthermore, there can be no assurance that technical or other problems might not cause supply interruptions. Such interruptions could seriously jeopardize the Company's ability to provide products that are critical to the Company's business and operations. See "Business--Suppliers."


    DEPENDENCE ON LIMITED PRODUCT LINE. The Company's business is focused on Computer-to-Plate products for the offset printing industry and its product line is limited to the Model 3240 Platesetter, three variations of the Model 1440 Platesetter and Model 1440 consumable supplies. Thus the Company's ability to generate revenue is dependent on a limited number of products in a single line of business. A material decline in revenues from any of the Company's products could have a material adverse effect on the Company which might not be offset by revenues from other products. See "Business--Products."


    COMPETITION. The Company faces considerable competition in its business. Most of the Company's competitors and potential competitors are established companies that have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing and marketing products which perform better or are less expensive than those developed and marketed by the Company, or that would render the Company's products and technology obsolete or noncompetitive. There can be no assurance that competition might not adversely affect the profitability or viability of the Company's supplies business. The Company is highly dependent on its ability to develop new products with higher performance and lower costs, and there can be no assurance these development efforts will be successful. See "Business--Competition."


    OPERATING RESULTS. The Company has experienced net income (loss) of $330,898 for the three months ended March 30, 1996 and $1,793,425, $784,029,
($1,204,707),  ($2,543,602) and $103,077  for the five  years ended December 31,
1995, 1994, 1993, 1992 and 1991, respectively. As of March 30, 1996 the Company had an accumulated deficit of $10,866,572. Although the Company has reported net income in the last two years and the first quarter of 1996, no assurance can be given that the Company's operations will continue to be profitable. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."


    RAPID TECHNOLOGICAL AND MARKET CHANGES. Certain segments of the printing industry are characterized by rapid technological change and the frequent introduction of new products. The Company's future success will depend, in part, on its ability to develop and introduce new products that take advantage of technological advances and to respond promptly to new customer requirements. There can be no assurance that a shift to large-format presses or higher-quality color printing might not render the Company's products and technology obsolete. Technology such as xerographic printers, digital presses or electronic publishing could replace offset printing, rendering the Company's current products and technology obsolete. There can be no assurance that the Company's resonant galvanometer technology will remain competitive with other types of laser scanners. See "Business--Competition."


    PROTECTION OF PROPRIETARY TECHNOLOGY. Printware seeks to protect its proprietary technology by seeking patents or entering into confidentiality agreements with employees and suppliers, depending on the circumstances. The Company holds patents or is the licensee of patented technology covering certain aspects of its Platesetters. There can be no assurance that such patent rights will not be challenged, rendered unenforceable, invalidated or circumvented, or that the rights granted thereunder or under licensing agreements will provide a competitive advantage to the Company. Efforts to legally enforce patent rights can involve substantial expense and may not be successful. Further, there can be no assurance that others will not independently develop similar or superior technologies or duplicate any technology developed by the Company, or that the Company's technology will not infringe upon patents or other rights owned by others. Thus the patents held by or licensed to the Company may not afford it any meaningful competitive advantage. There can also be no assurance that the Company's confidentiality agreements will provide meaningful protection of the Company's proprietary information. The Company's inability to maintain its proprietary rights could have a material adverse effect on its business, financial condition and results of operations. See "Business--Proprietary Rights."


    DEPENDENCE ON KEY PERSONNEL; LACK OF EMPLOYMENT AGREEMENTS. The Company's success depends in large part on its ability to attract and retain highly qualified management, technical and marketing personnel. The Company has no employment agreements with any of its management or other personnel and, except for $300,000 of key person coverage on Dr. Baker, has no key person insurance covering any such individuals. Competition for such personnel is generally intense and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and operation of its business. The loss of the services of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

    CONCENTRATION OF OWNERSHIP. Following this Offering, Deluxe, the Company's current principal shareholder, will continue to own approximately 32.9% of the outstanding Common Stock. Two executive officers of Deluxe serve as directors of the Company. Two of the Company's other directors, Donald Mager and Allen Taylor, will also own after this Offering 8.1% and 7.1%, respectively, of the outstanding Common Stock. Accordingly, Deluxe and Messrs. Mager and Taylor will have the ability to control the election of the Company's Board of Directors and most corporate actions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders."

    NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY. Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market for the Common Stock will develop or be sustained following this Offering. The initial public offering price will be determined through negotiations between the Company and the Representative and may bear no relationship to the price at which the Common Stock will trade following this Offering. There can be no assurance that future market prices of the Common Stock will not be lower than the initial offering price. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. Announcements of new products and services by the Company or its competitors, technological innovations, developments with respect to patents or other proprietary rights, changes in stock market analyst recommendations regarding the Company, other technology companies or the Company's industry generally and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant effect on the market price of the Common Stock. See "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock. Unless purchased by an affiliate of the Company, the 1,600,000 shares of Common Stock to be sold in this Offering will be freely transferable without restriction. Upon conclusion of this Offering, in addition to the shares being sold hereby, 748,876 shares of Common Stock will be eligible for sale in the public market without registration. Certain of the Company's existing shareholders, holding 2,383,425 shares of Common Stock, have agreed that they will not, without the consent of the Representative, sell or otherwise dispose of any equity securities of the Company for a period of six months following the effective date of this Offering. However, sale of substantial amounts of shares in the public market following that period could adversely affect the market price of the Company's Common Stock. In addition, certain shareholders holding 109,961 shares of Common Stock have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain Common Stock owned by them. See "Shares Eligible For Future Sale."

    POSSIBLE ISSUANCES OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Although there is no current intention to do so, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at a premium. Additionally, the Company could adopt in the future one or more additional anti-takeover measures, such as a shareholder rights plan, without first seeking shareholder approval, which measures could also make a change in control of the Company more difficult. The Company is also subject to provisions of the Minnesota Business Corporation Act that make certain business combinations or potential acquisitions of the Company more difficult. See "Description of Capital Stock."

    DILUTION. Purchasers of shares of Common Stock in this Offering will incur immediate and substantial dilution of $4.11 per share. Investors may also experience additional dilution as a result of the exercise of outstanding stock options and warrants. See "Dilution" and "Shares Eligible for Future Sale."

    NO DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying such dividends for the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 1,200,000 shares of Common Stock offered by the Company hereby, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $6.9 million ($8.0 million if the Underwriters' over-allotment option is exercised in full) at an assumed offering price of $6.50 per share. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. The Company intends to apply these proceeds approximately as follows:

Product development.....................................  $3,200,000
Sales and marketing.....................................  1,800,000
Working capital.........................................  1,900,000
                                                          ---------
  Total.................................................  $6,900,000
                                                          ---------
                                                          ---------

    The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the success of product development efforts, market conditions and customer preferences. Pending application of the net proceeds described above, the Company intends to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any future earnings for use in developing its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the Company's capitalization as of March 30, 1996, giving retroactive effect to the authorization of 1,000,000 shares of Preferred Stock and as adjusted to give effect to the sale of the 1,200,000 shares of Common Stock being offered by the Company at an assumed offering price of $6.50 per share and the application of the estimated net proceeds therefrom.

                                                                                            MARCH 30, 1996
                                                                                    ------------------------------
                                                                                      ACTUAL(1)      AS ADJUSTED
                                                                                    --------------  --------------
Long-term debt....................................................................  $     --        $     --
Shareholders' equity:
  Preferred Stock, no specified par value; 1,000,000 shares authorized; no shares
   issued and outstanding.........................................................        --              --
  Common Stock, no par value, 15,000,000 shares authorized, 3,629,713 shares issued and outstanding, and 4,829,713 shares issued and outstanding, as
   adjusted(2)....................................................................      15,522,238      22,422,238
  Accumulated deficit.............................................................     (10,866,572)    (10,866,572)
                                                                                    --------------  --------------
    Total shareholders' equity....................................................       4,655,666      11,555,666
                                                                                    --------------  --------------
      Total capitalization........................................................  $    4,655,666  $   11,555,666
                                                                                    --------------  --------------
                                                                                    --------------  --------------

- ---------------------------

(1) Derived from the Company's unaudited financial statements. See "Financial Statements."

(2) Does not include, as of March 30, 1996 (i) 135,567 shares issuable upon exercise of stock options held by executive officers and other employees of the Company, (ii) 120,000 shares issuable upon exercise of the Representative's Warrant, and (iii) 5,000 shares issuable upon exercise of warrants held by Deluxe.

                                    DILUTION

    The net tangible book value of the Company as of March 30, 1996 was $4,622,060 or $1.27 per share. Net tangible book value per share represents the total amount of the Company's tangible assets reduced by the amount of its total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 1,200,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated offering expenses payable by the Company) at an initial public offering price of $6.50 per share, and without taking into account any other changes in net tangible book value after March 30, 1996, the pro forma net tangible book value of the Company at March 30, 1996 would have been $11,522,060 or $2.39 per share. This represents an immediate increase in net tangible book value of $1.12 per share to the Company's existing shareholders and an immediate dilution in net tangible book value of $4.11 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share.....................             $    6.50
    Net tangible book value per share at March 30, 1996.....  $    1.27
    Increase per share attributable to new investors........       1.12
                                                              ---------
Pro forma net tangible book value per share after this
 Offering...................................................                  2.39
                                                                         ---------
Dilution per share to new investors.........................             $    4.11
                                                                         ---------
                                                                         ---------

    The following table summarizes as of March 30, 1996, the differences in the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the 1,200,000 shares of Common Stock to be issued by the Company. The calculations in this table with respect to shares of Common Stock to be purchased by new investors in the Offering reflect an assumed Price to Public of $6.50 per share (before deducting the underwriting discount and estimated offering expenses payable by the Company):

                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                      -----------------------  --------------------------   AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ----------  -----------  -------------  -----------  ---------------
Existing shareholders(1)............   3,629,713      75.15%   $  15,522,238      66.56%      $    4.28
New investors(1)....................   1,200,000      24.85%       7,800,000      33.44%      $    6.50
                                      ----------  -----------  -------------  -----------
    Total...........................   4,829,713     100.00%   $  23,322,238     100.00%
                                      ----------  -----------  -------------  -----------
                                      ----------  -----------  -------------  -----------

- ---------------------------

(1) Sales by the Selling Shareholders in this Offering will reduce the number of shares held by existing shareholders to 3,229,713 shares, or 66.9% of the total number of shares of Common Stock to be outstanding after the Offering, and will increase the number of shares held by new investors to 1,600,000 shares, or 33.1% of the total number of shares of Common Stock to be outstanding after the Offering.

    The computations in the tables above exclude, as of March 30, 1996, an aggregate of 140,567 shares issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $3.00 per share and up to 120,000 shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Description of Capital Stock" and "Underwriting."

                            SELECTED FINANCIAL DATA

    The following selected financial data as of December 31 and for each of the five years in the period ended December 31, 1995 has been derived from the financial statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors, whose report on the financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appears elsewhere in this Prospectus. The financial data as of March 30, 1996 and for the three month periods ended March 30, 1996 and April 1, 1995 has been derived from the Company's unaudited financial statements. The unaudited financial statements reflect, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of these dates and results of operations for such periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."


                                        THREE MONTHS ENDED
                                      ----------------------                     YEAR ENDED DECEMBER 31,
                                      MARCH 30,    APRIL 1,   -------------------------------------------------------------
                                         1996        1995        1995        1994        1993         1992         1991
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues from non affiliates........  $1,125,959  $1,005,934  $4,889,761  $3,775,958  $ 4,348,484  $ 8,059,260  $ 9,012,735
Revenues from affiliates(1).........     706,054     801,689   3,498,387   2,850,967    2,948,000    2,600,734    5,272,575
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Total revenues......................   1,832,013   1,807,623   8,388,148   6,626,925    7,296,484   10,659,994   14,285,310
Cost of revenues....................   1,110,046   1,000,871   5,003,956   4,102,401    5,344,519    8,234,092    8,907,147
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Gross margin........................     721,967     806,752   3,384,192   2,524,524    1,951,965    2,425,902    5,378,163
Research and development expenses...     178,941     205,778     757,131     956,807    1,314,355    1,913,431    1,829,219
Selling, general and administrative
 expenses...........................     238,471     270,869   1,072,878     945,533    1,851,507    3,022,684    3,394,216
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Income (loss) from operations.......     304,555     330,105   1,554,183     622,184   (1,213,897)  (2,510,213)     154,728
Other income (expense), net.........      32,843       8,378     261,742      22,918       10,299      (31,214)     (47,651)
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Income (loss) before income taxes
 and extraordinary income...........     337,398     338,483   1,815,925     645,102   (1,203,598)  (2,541,427)     107,077
Income taxes........................       6,500      12,000      22,500       2,000        1,109        2,175        4,000
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Income (loss) before extraordinary
 item...............................     330,898     326,483   1,793,425     643,102   (1,204,707)  (2,543,602)     103,077
Extraordinary income(2).............      --          --          --         140,927      --           --           --
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Net income (loss)...................  $  330,898  $  326,483  $1,793,425  $  784,029  $(1,204,707) $(2,543,602) $   103,077
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Net income (loss) per common and
 common equivalent share(3):
  Income (loss) before extraordinary
   item.............................  $      .09  $      .09  $      .48  $      .17  $      (.33) $      (.84) $       .03
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
  Net income (loss)(2)..............  $      .09  $      .09  $      .48  $      .21  $      (.33) $      (.84) $       .03
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
Weighted average common and common
 equivalent shares outstanding(3)...   3,705,403   3,705,627   3,705,627   3,685,580    3,635,226    3,025,699    3,000,390
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                      ----------  ----------  ----------  ----------  -----------  -----------  -----------


                                                                                        DECEMBER 31,
                                         MARCH 30,    APRIL 1,   ----------------------------------------------------------
                                            1996        1995        1995        1994        1993        1992        1991
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents..............  $2,795,856  $  626,267  $2,568,852  $  860,668  $1,288,821  $  561,655  $   98,551
Current assets.........................   5,232,381   3,464,348   5,087,328   3,255,959   4,371,149   4,826,294   5,620,695
Working capital........................   4,491,641   2,643,532   4,151,595   2,292,562   1,441,554   2,544,209   2,173,719
Total assets...........................   5,396,406   3,669,342   5,252,401   3,476,928   4,633,747   5,180,631   6,097,071
Shareholders' equity...................   4,655,666   2,848,526   4,316,668   2,513,531   1,704,152   2,898,546   2,650,095

- ---------------------------


(1) All but an immaterial portion of revenues from affiliates consists of revenues from sales to Deluxe Corporation.



(2) During 1994 the Company recognized an extraordinary gain of $140,927 resulting from the extinguishment of debt. The income per common and common equivalent share attributable to such extraordinary gain was $.04.



(3) See Note 1 to Financial Statements as to method of calculation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

    Printware designs, builds and markets Computer-to-Plate systems which provide faster, less expensive production of offset printing plates. The Company's products, called Platesetters, make printing plates directly from computer data, primarily for high-volume printing. In 1988 the Company began selling its first Platesetter, the Model 1440 electrostatic Platesetter. The Company also sold laser printers and film imagers. In 1993 Printware began to focus exclusively on Computer-to-Plate products and phased out its manufacturing of laser printers and film imagers. Phasing out of these lower margin products resulted in a reduction in total revenues in 1993 and 1994. Revenues from laser printers and film imagers declined from approximately $3.40 million in 1992 to approximately $65,000 for 1995. The phase out of laser printers and film imagers also resulted in an improvement in profitability in 1994 and 1995 due to the higher margins provided by Computer-to-Plate products and lower research and development and sales and marketing expenditures. Prototype shipments of a new photographic Platesetter, the Model 3240, began in late 1993. First deliveries of the production version were made in 1995.


    Revenues are generated from the sale of Printware's Model 1440 and Model 3240 Platesetters, as well as from the sale of consumable supplies for the Model 1440. Sales of photographic Platesetters have increased rapidly since production began in 1994. The Company anticipates that future sales of photographic Platesetters will grow faster than sales of electrostatic Platesetters. There can be no assurance, however, that this growth will continue.

    Sales of supplies used in Model 1440 Platesetters comprised approximately 55% of the Company's 1995 revenues. In addition to equipment and supplies, the Company separately charges for installation, training, service and spare parts. Company technicians provide telephone support as well as on-site service. Printware also trains its customers' technicians for self-sufficiency and maintains a significant spare-parts inventory to support its installed base. Revenues related to installation, training and support are recognized when the services are performed. Printware has contracts with many of its Model 1440 customers to provide preventive and emergency maintenance. Such maintenance contracts generally have a one-year term. Telephone and on-site support are billed per incident for customers without support contracts. Printware provides a 90-day warranty on its products, which may be extended to up to one year based on additional customer supplies purchases.


    The Company's largest customer, accounting for 41.7% and 43.0% of 1995 and 1994 revenues, is Deluxe, to whom the Company sells both equipment and supplies. Revenues from sales to Deluxe constitute all but an immaterial portion of the revenues from affiliates referred to in the Company's financial statements. The breakdown of affiliate revenues in 1995 was approximately 10% from sales of equipment, 76% from supplies and 14% from other sales (principally spares, repairs and research and development). The breakdown of affiliate revenues in 1994 was approximately 26% from equipment, 60% from supplies and 14% from other sales. Supplies revenues are more recurring and predictable than equipment revenues, and the Company has entered into an agreement with Deluxe under which Deluxe has agreed to purchase a minimum annual amount of paper printing plate material for each of 1995, 1996 and 1997 at a fixed price. This agreement resulted in an increase in the Company's supplies sales to Deluxe in 1995, compared to prior years, and the Company does not anticipate any reduction in revenues from supplies sold to Deluxe in 1996 and 1997. Revenues from equipment sales to end-user customers tend to be more variable than revenues from supplies. The Company has not sold any Platesetter equipment to Deluxe since September 1995. Deluxe is under no contractual obligation to continue purchasing equipment from the Company and the Company does not know of any plans for new equipment orders by Deluxe. See "Certain Transactions."



    Deluxe has recently announced a major consolidation program concerning its entire operations and specifically the operations that utilize the paper printing plate materials that it purchases from Printware. Deluxe has not indicated to the Company that it intends to reduce the amount of printing which uses the paper printing plate material supplied by the Company, and the Company believes that Deluxe's consolidation program will not materially affect the Company's revenues from paper printing plate materials to Deluxe until at least the end of 1997. See "Business -- Customers -- Revenues from Deluxe" and "Certain Transactions."

    Research and development efforts are focused on enhancing and improving existing products and supplies and developing new Platesetter versions. Management estimates that 87% of product (non-service) revenues in 1995 were from products introduced within the prior three years. Future research and development expenses are expected to increase as a result of the Company's strategy to broaden its Platesetter line. There can be no assurance, however, of attaining revenues from this effort.

    Printware believes its selling expenses are relatively low compared to other companies in similar industries. Printware's two largest customers, Deluxe and Mitsubishi, are house accounts and no commissions are paid on those sales. Most of Printware's selling expenses are related to the direct selling effort associated with the Model 1440 Platesetter product line. These efforts are currently aimed at high-volume printers in printing niches such as check printing, social printing, technical/legal publishing, and newspapers, which the Company has found can best utilize the product. The Company reaches these niches with targeted marketing approaches such as trade shows, direct mailings and sales calls. Consistent with this targeted approach, there is currently very little advertising for the Model 1440. Sales and marketing expenses are expected to increase considerably as the Company attempts to broaden its distribution network.

    Except for historical information, the matters discussed in this Prospectus are forward looking statements which involve risks and uncertainties, including but not limited to economic, competitive, and technological factors affecting the Company's operations, markets, products, services, prices and other factors, which may cause actual results to differ materially from the results discussed in the forward looking statements.

RESULTS OF OPERATIONS
    The following table summarizes the percentage of revenues for various items in the Company's Statements of Operations for the periods indicated:


                                          THREE MONTHS ENDED
                                      --------------------------                      YEAR ENDED DECEMBER 31,
                                        MARCH 30,     APRIL 1,    ---------------------------------------------------------------
                                          1996          1995         1995         1994         1993         1992         1991
                                      -------------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues from non affiliates........        61.5%         55.6%        58.3%        57.0%        59.6%        75.6%        63.1%
Revenues from affiliates............        38.5          44.4         41.7         43.0         40.4         24.4         36.9
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
Total revenues......................       100.0         100.0        100.0        100.0        100.0        100.0        100.0
Cost of revenues....................        60.6          55.4         59.7         61.9         73.2         77.2         62.4
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
Gross margin........................        39.4          44.6         40.3         38.1         26.8         22.8         37.6
Research and development expenses...         9.8          11.4          9.0         14.4         18.0         17.9         12.8
Selling, general and administrative
 expenses...........................        13.0          15.0         12.8         14.3         25.4         28.4         23.8
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations.......        16.6          18.2         18.5          9.4        (16.6)       (23.5)         1.0
Other income (expense), net.........         1.8           0.5          3.1          0.3          0.1         (0.3)        (0.3)
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes
 and extraordinary item.............        18.4          18.7         21.6          9.7        (16.5)       (23.8)         0.7
Income taxes........................         0.3           0.6          0.2          0.0          0.0          0.0          0.0
Extraordinary income................       --            --           --             2.1        --           --           --
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)...................        18.1%         18.1%        21.4%        11.8%       (16.5)%      (23.8)%        0.7%
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------
                                          ------     -----------  -----------  -----------  -----------  -----------  -----------


THREE MONTHS ENDED MARCH 30, 1996 COMPARED TO THREE MONTHS ENDED APRIL 1, 1995


    REVENUES. First-quarter total revenues in 1996 were $1.83 million, an increase of 1% over first-quarter 1995 total revenues of $1.81 million. This was the sixth consecutive quarter in which total revenues increased from the corresponding quarter in the previous year. Total revenues were up despite a decrease in supplies sales. Supplies revenues declined to $900,000 in the first quarter of 1996 from $1.06 million in the first quarter of 1995. This was due in part to several customers who determined that they had excess supplies inventory and cut back their purchases in the first quarter of 1996. Model 3240 revenues for the 1996 period increased 53% compared to 1995, primarily due to an increase in unit sales. Management expects the Model 3240 to continue to provide an increasing portion of Printware's revenues in the long term. Model 1440 revenues also increased in the first quarter of 1996. Revenues from non affiliates were up $120,000 due primarily to strong Model 3240 sales. Revenues from affiliates were down $96,000 in the first quarter of

1996 due to unusually strong raster image processor sales in the first quarter of 1995 which did not recur in 1996. Management expects that, because of anticipated supplies revenues from Deluxe, anticipated total revenues from affiliates through 1997 will remain at approximately current levels.


    GROSS MARGIN. The Company's gross margin was $722,000 in the first quarter of 1996 compared to $807,000 in the comparable 1995 period. Gross margin as a percentage of revenues declined from 45% in the first quarter of 1995 to 39% in the first quarter of 1996. The lower margin in 1996 was due primarily to a change in the product mix towards the lower-margin Model 3240 Platesetter.

    RESEARCH AND  DEVELOPMENT  EXPENSES.    Research  and  development  expenses
decreased to $179,000 in the first quarter of 1996 from $206,000 in the first quarter of 1995. Although research and development labor expenses were up 10% in 1996, expenses associated with the Model 3240 declined as the product design was completed.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased to $238,000 in the first quarter of 1996 from $271,000 in the first quarter of 1995. Selling expenses decreased by approximately $10,000 in the first quarter from 1995 to 1996, due primarily to eliminating the remaining laser-printer salesperson subsequent to the first quarter of 1995. Legal expenses in the 1996 period were approximately $15,000 less than in the 1995 period, primarily because of unusually high expenses in the 1995 period associated with a dispute with A.B. Dick Company. The expenses on that matter were ultimately netted against the arbitration award to the Company, which was recognized as other income in the third quarter of 1995.


    INTEREST, OTHER INCOME AND INCOME TAXES. Interest, other income and income taxes were $26,000 in the 1996 period compared to $4,000 in 1995. The change was primarily caused by an increase in net interest income to $33,000 from $8,000 due to higher cash balances (cash and short-term cash investments were $2.80 million at March 30, 1996, compared to $626,000 at April 1, 1995). Tax expense decreased to $7,000 in 1996 from $12,000 in 1995. Tax expense is relatively small because the Company has net operating loss carryforwards which are available to offset against taxable income. The Company is subject to alternative minimum taxes, however.

    NET INCOME. Net income for the first quarter of 1996 was $331,000, or $.09 per common and common equivalent share, up from $326,000 or $.09 per share in 1995, as lower margins were more than offset by lower expenses and higher interest income.

1995 COMPARED TO 1994


    REVENUES. Total revenues were up 27% to $8.39 million in 1995 from $6.63 million in 1994. Model 3240 revenues increased 192% compared to 1994 as the Model 3240 gained customer acceptance. Model 3240 revenues accounted for approximately 20% of the Company's total revenue in 1995, up from 9% in 1994. Laser printer revenues declined to $65,000 in 1995 from $491,000 in 1994 as the Company continued to phase out that product line to focus on Computer-to-Plate products. Non affiliate revenues increased by $1.11 million due to a sharp increase in unit sales of the Model 3240 Platesetter line. Affiliate revenues increased in 1995 over 1994 by $647,000 due largely to increased supplies sales.


    GROSS MARGIN. The Company's gross margin increased 34% to $3.38 million in 1995 from $2.52 million in 1994, primarily as a result of increased revenues and prices. Gross margin as a percentage of revenues improved slightly to 40% in 1995 from 38% in 1994. The basic Model 1440 list price was increased by approximately 15% in 1995, and margins on Model 1440 supplies and service increased slightly. The Model 1440 and supplies gross margin increases were partially offset by a change in product mix towards the lower-margin Model 3240.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $757,000 in 1995 from $957,000 in 1994. Expenses associated with the Model 3240 declined as the product design was completed. In 1995 the Company also relied more on raster image processor software from third parties and de-emphasized continuing development of its own raster image processor software.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 13% to $1.07 million in 1995 from $946,000 in 1994. Selling expenses decreased to $380,000 in 1995 from

$447,000 in 1994 as the Company continued to focus on efficiently serving the target markets for the Model 1440 Platesetter. In late 1994 the Company reduced selling expenses by combining domestic, international and OEM sales functions. General and administrative expenses remained at approximately 8% of revenues, increasing to $693,000 in 1995 from $499,000 in 1994. In 1995 the Company made investments to upgrade its computers, Internet link, information system databases and voice mail. Employee profit-sharing also began in 1995.

    INTEREST, OTHER INCOME AND INCOME TAXES. The Company had $69,000 of net interest income in 1995, compared to $23,000 in 1994. The increase coincided with the Company's cash position increasing significantly due to cash flow from operations (cash and short-term cash investments increased to $2.57 million at the end of 1995 from $861,000 at the end of 1994). Other income in 1995 was due to a $334,000 arbitration award for A. B. Dick Company's 1994 order cancellation. Out-of-pocket arbitration expenses of $142,000 were incurred, resulting in a net gain of $192,000.

    NET INCOME. The Company had net income of $1.79 million or $.48 per common and common equivalent share in 1995. 1995 net income was 21% of revenue, compared to 12% in 1994. The improvement in profitability came from significant revenue growth in 1995 and lower operating expenses (operating expenses were 22% of revenues in 1995 versus 29% in 1994).

    For federal income tax purposes, the Company had net operating loss carryforwards of approximately $10.5 million as of December 31, 1995. If not used, these carryforwards will begin to expire in 2001. Under current tax law certain changes in ownership resulting from the sale or issuance of stock may limit the amount of net operating loss carryforwards which can be utilized on an annual basis. Management does not believe that the Offering will result in a change in ownership which will trigger that limitation.

1994 COMPARED TO 1993


    REVENUES. Total revenues declined to $6.63 million in 1994 from $7.30 million in 1993. Non affiliate revenues declined $573,000, which was primarily due to reduced sales of laser printers and film imagers caused by the Company's shift to Computer-to-Plate products. The decline was partially offset by sales of the Model 3240 Platesetter, which increased 275% from 1993 to account for approximately 9% of 1994 revenues. Affiliate revenues declined slightly to $2.85 million in 1994 from $2.95 million in 1993 due to a decrease in supplies revenues that was partially offset by an increase in equipment revenues.


    GROSS MARGIN. Despite lower revenues, gross margin increased 30% to $2.52 million in 1994, from $1.95 million in 1993. Gross margin as a percentage of revenues was 38% in 1994 versus 27% in 1993. The higher margin in 1994 was due to lower costs, a deliberate move away from lower-margin laser printer and film imager products and higher prices. Printware was able to raise the average selling price of a basic Model 1440 Platesetter by 15% in 1994. Higher prices were possible because models introduced in that year, such as the Model 1440 ZNX, had new features such as larger plate-size capability and digital machine settings.

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased 27% to $957,000 in 1994 from $1.31 million in 1993. This was primarily due to completing substantial portions of the Model 3240 product development in 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by nearly 50% to $946,000 from $1.85 million. As part of Printware's new mission to focus exclusively on Computer-to-Plate products, direct-selling efforts were targeted at specific printing niches. As part of that strategy, in late 1993 the Company reduced its sales force and closed its field sales offices, centralizing its sales force in the Company's St. Paul headquarters. These steps resulted in much lower selling expenses in 1994 than in the previous year. Selling expenses decreased 57% to $447,000 in 1994 from $1.05 million in 1993 (to 7% of revenues in 1994 from 14% in 1993). General and administrative expenses decreased to $499,000 (8% of revenues) in 1994 from $801,000 (11% of revenues) in 1993. General and administrative expenses were high in 1993 due to reserves recorded for legal disputes related to events which occurred in prior years. These disputes were resolved in 1994.

    INTEREST, OTHER INCOME AND INCOME TAXES. The Company had $23,000 in net interest income in 1994, compared to $10,000 in 1993, as the Company was able to repay its short-term debt in 1993 with cash flow from operations. Other income in 1994 came from a $141,000 extraordinary gain from settlement of a debt agreement with Minnesota Technology, Inc. ("MTI"). The Company issued 5,500 shares of Common Stock to MTI.

    NET INCOME. The Company had net income of $784,000 (12% of revenues) in 1994, compared to a $1.20 million loss (17% of revenues) in 1993. The improvement in profitability for 1994 came from lower operating expenses (29% of revenues in 1994 versus 43% in 1993) and a higher gross margin (38% in 1994 versus 27% in 1993). Net income was $.21 per common and common equivalent share in 1994, compared to a loss of $.33 per share in 1993.

LIQUIDITY AND CAPITAL RESOURCES


    Prior to becoming profitable in 1994, the Company financed its operations through private placements of Common Stock, customer prepayments for merchandise and short-term borrowings. Beginning in 1994, the Company was able to fulfill prepayment obligations and meet its working capital and capital expenditure requirements from cash flow from operations. During 1995, 1994 and 1993, the Company generated (used) cash of $1.72 million, ($377,000), and $70,000, respectively, from operating activities. During the first quarter of 1996, the Company's operating activities generated cash flow of $241,000. Cash and short-term cash investments were $2.80 million at March 30, 1996, compared to $2.57 million at December 31, 1995 and $626,000 at April 1, 1995. The Company's current ratio (current assets to current liabilities) improved to 7.1 at March 30, 1996, compared to 5.4 at December 31, 1995 and 4.2 at April 1, 1995. Inventories were $1.62 million at March 30, 1996, compared to $1.73 million at December 31, 1995 and $2.12 million at April 1, 1995, due to a continuing effort to increase inventory turnover. The Company has recorded inventory reserves approximating $550,000 at March 30, 1996 and December 31, 1995 and 1994 to reduce the inventory to its estimated net realizable value. These reserves result from the continuous modification and upgrading of the Company's products, the need to provide repair parts for its installed base of equipment which are no longer in current production and price erosion for electronic components. Management estimates that the Company will need to continue to carry inventory which may exceed its net realizable value in amounts approximating the historical level of the reserve.



    The Company's liquidity was such that management elected not to renew the Company's $1 million bank line of credit, which expired September 1, 1995. The Company purchased property and equipment of $15,000, $50,000 and $73,000 in 1995, 1994 and 1993, respectively. The Company purchased property and equipment of $15,000 during the first quarter of 1996. The Company anticipates capital expenditures of approximately $100,000 in the remainder of 1996. The Company has no material non-cancelable commitments for the purchase of products or services other than inventory purchases in the normal course of business. The Company believes that existing cash balances and cash generated from operations will be sufficient to finance its existing operations through at least December 31, 1997.


BACKLOG

    The Company's backlog of customer orders was approximately $3.0 million as of both March 30, 1996 and April 1, 1995. All backlog orders are expected to be filled within one year. Backlog consists primarily of the portion of supplies on long-term contracts expected to be shipped within one year and Platesetter orders. The Platesetter backlog as of March 30, 1996 is expected to be filled by September 30, 1996, although the Company expects additional orders to be placed by that time.

RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provision of SFAS 123 to such arrangements. SFAS 123 is required to be adopted for reporting purposes by the Company in 1996. Companies are permitted, however, to continue to apply APB opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity investment awarded. The Company will continue to apply APB opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

                                    BUSINESS

GENERAL

    Printware designs, builds and markets "Computer-to-Plate" systems which are used by the offset printing industry to create printing plates directly from computer data. These systems replace the traditional process (see figure below) of typesetting, paste-up, camera work and film processing to produce a printing plate:

                        TRADITIONAL PLATEMAKING PROCESS

                                [CHART]

Chart:  Drawing  depicting  Traditional  Platemaking  Process  of   typesetting,
        paste-up, camera work and film processing to produce a printing plate.

    Computer-to-Plate technology provides one-step platemaking (including text, graphics and photographic halftones) directly from computer data, much as a laser printer makes printed pages directly from computer data (see figure below):

                           COMPUTER-TO-PLATE PROCESS

                                    [CHART]

Chart: Drawing depicting Computer-to-Plate Process in which a plate is made directly from computer data.

    The key benefits of Computer-to-Plate technology are:

    - Lower costs from savings in supplies and labor

    - Faster turnaround times

    - Fewer pieces of equipment

    - Fewer environmental limitations on by-product disposal

    Some of the Company's customers have found that Computer-to-Plate technology can reduce their costs for some printing operations by up to 50%. The check printing, social printing and envelope printing segments of the printing industry have been early adopters of Computer-to-Plate technology, largely because of higher volumes and early computerization.

    The key hardware element of a Computer-to-Plate system is called a Platesetter, which produces the printing plate by imaging the computer data on the physical plate material. The heart of Printware's Platesetters is a high-resolution laser marker system, the key technology obtained from 3M in 1985. The system is based on a resonant galvanometer, which management believes has certain performance advantages over conventional systems which use rotating multifaceted mirrors. The Company's system uses a proprietary method where a mirror mounted on a resonating torsion bar, in conjunction with microprocessor-controlled electronics, precisely controls the laser raster scan. The method was first used in Printware's laser printers, then later in its Platesetters. In 1990 Printware's Model 1440 Platesetter received the InterTech Technology Award for Innovative Excellence from the Graphic Arts Technical Foundation. This award is reserved for products judged to have the potential for a major impact in the industry. There can be no assurance that the Company's resonant galvanometer technology will remain competitive with other types of laser scanners. The Company is continually monitoring and evaluating advances in relevant technologies, such as scanning mirrors and holographic systems, which could provide cost or performance advantages.


    Printware was organized in 1985 and began deliveries in 1987 of its first product, a high resolution laser printer. In 1988 Printware began selling its first Platesetter, the Model 1440 electrostatic Platesetter. Printware subsequently expanded its product line with new Platesetter models, new laser printers and filmsetters. In 1993, however, Printware began to focus exclusively on Computer-to-Plate products and phased out its other product lines. This resulted in reduced revenues in 1993 and 1994, but a significant improvement in profitability. During this period Printware completed development of and began to deliver a new photographic process (silver-halide) Platesetter, called the Model 3240, to serve a broader range of users. The Model 3240 is marketed for the Company by Mitsubishi under Mitsubishi's brand name.

INDUSTRY OVERVIEW

    According to Printing Industries of America ("PIA"), a trade association, there were approximately 52,400 printing firms in the United States in 1995. The Company believes that most of the printing presses installed at these firms are small format (18" wide or less), one and two color presses, which is the market segment of the printing industry that the Company serves.

    Printers in the United States are rapidly computerizing. Vantage Strategic Marketing, a market research firm, estimates that 29% of print jobs now originate electronically and that this will grow to 53% by the year 2000. Although only a small percentage of printers now use Computer-to-Plate technology, this is expected to grow rapidly. A 1995 poll by PIA of 6,000 printers in the United States and Canada indicated that approximately 6% were using Computer-to-Plate technology. According to PIA, this percentage is expected to grow to 33% by 1997. State Street Consultants, a consulting firm which focuses on the graphic arts industry, surveyed 232 in-plant, commercial and newspaper printers and found in 1995 that:

    - 82% expect Computer-to-Plate technology to be widely accepted by the year 2000

    - 80% expect to buy a Computer-to-Plate system eventually

    - nearly 70% of newspapers expect to shift to Computer-to-Plate technology

    Mills-Davis, a consulting firm, in a study commissioned by the Association for Suppliers of Printing and Publishing Technologies ("NPES"), predicted that because of competitive pressure on printers to increase efficiency and reduce costs, "Direct-to-Plate will be a boom industry by 1997 and for the years that follow." According to the NPES QUARTERLY ECONOMIC FORECAST for the fourth quarter of 1995, much of the growth in imaging/prepress equipment shipments in the next two years will stem from the purchase of computer-related equipment, with only a minor portion attributed to gains in traditional prepress equipment. A 1995 study by Professor Frank Romano of the Rochester Institute of Technology estimates that Platesetter equipment sales will exceed $2 billion for the six-year period between 1995 and the year 2000.

CUSTOMERS


    OVERVIEW. The Company has sold over 300 Platesetters to date, which it believes, based on trade journal reports, is more than any other single competitor. Printware's customers include a number of leading printers, such as Deluxe, Pitney Bowes, Thomson Publishing, Liberty Check Printers and Northrop-Grumman. Most of the Company's large customers have one or two year contracts for service and supplies. Sales to Deluxe accounted for $3.50 million and $2.85 million of revenue in 1995 and 1994, respectively, which constituted 41.7% and 43.0% of 1995 and 1994 revenue, respectively. Sales to Mitsubishi, principally of the Model 3240 which it markets for the Company under Mitsubishi's brand name, accounted for $1.46 million and $140,000 of revenue in 1995 and 1994, respectively, which constituted 17.5% and 2.1% of 1995 and 1994 revenue, respectively. The loss of Deluxe or Mitsubishi as a customer, or a substantial reduction in their purchases, would have a material adverse effect on the Company. The Company provides a majority of the Platesetter supplies used by Deluxe under a multi-year contract that expires at the end of 1997. See "Certain Transactions."


    REVENUES FROM DELUXE. The Company sells both equipment and consumable supplies to Deluxe. In 1994 the Company entered into a purchase agreement with Deluxe under which Deluxe has agreed to purchase from the Company a minimum annual amount of this plate material for each of 1995, 1996 and 1997 at a fixed price. The 1994 agreement resulted in increased sales of paper plate material by the Company to Deluxe in 1995, and the Company does not expect any reduction in such revenues in 1996 and 1997. Deluxe also purchases paper printing plate material for the Model 1440 from other suppliers.



    During the period from 1991 to 1995 the Company sold to Deluxe various Platesetters, film imagers and other equipment under certain development and purchase order contracts. The Company has no current commitments from Deluxe under these equipment contracts, except for an order to retrofit certain Deluxe equipment with the results of a software research and development contract from Deluxe which the Company is performing. See "Certain Transactions."


BUSINESS STRATEGY
    Printware's strategic plan is to continue to focus on Computer-to-Plate products and pursue these specific strategies:

    COVER A BROAD RANGE OF MAINSTREAM PRINTING. In the past several years the Company has focused on providing a broad Computer-to-Plate product line for "mainstream" printing, which management believes currently accounts for most printing. The Company has no plans to pursue "high-end" Platesetter business geared toward magazine-quality color printing (above 2,400 dots per inch resolution) or large presses over 18" wide.

    CUSTOMER DRIVEN INNOVATION. The Company's product strategy is primarily driven by customer requirements, rather than technology. The Company believes that this strategy will allow it to bring products and services to the marketplace with the best chance of success. The Company endeavors to have all areas of the Company maintain a close relationship with current and prospective customers.

    INCREMENTAL INNOVATION FROM CORE PRODUCTS. Printware's philosophy is to develop new products from modules and technologies that are already available, either within Printware or from third parties. The Company believes that this philosophy will allow the Company to broaden its product line without excessive research and development expenses or inordinate technical risks.

    MAINTAIN EXCEPTIONAL QUALITY. The Company believes that its customers demand near-perfect quality, and that quality demands will increase in the future. The Company maintains a detailed problem reporting system and devotes considerable engineering resources to improving designs and promptly eliminating problems. The Company has improved and broadened its incoming inspection and vendor quality efforts. Especially in the area of supplies, the Company has tightened its specifications in response to customer requirements and instituted more rigorous testing programs. Management believes that these efforts have resulted in significant quality improvements in recent years.

PRODUCTS

    The Company makes two lines of Platesetters, the Model 3240 Platesetter line for digital photographic (silver-halide) plates and the Model 1440 family of digital electrostatic Platesetters. Photograhic Platesetters use silver-halide based chemistry in which the plate is chemically developed and fixed after exposure. Electrostatic Platesetters use a process where toner is fused onto a plate in the image areas. The Company also sells service and proprietary supplies (primarily digital plate material for the Model 1440 product line).

    MODEL 3240 PLATESETTER. This versatile product uses commodity silver-halide plate material for a wide range of printing applications. The product is sold by Mitsubishi under its brand name internationally and through several leading domestic graphic arts dealers, giving it broad market coverage. The Model 3240 is approximately 3' wide by 4' high by 4' long, and consists of two integrated modules: an imager module, where a laser "writes" the digital image on the plate; and a processor module, where the plate is developed and fixed, similar to conventional photography. It has a liquid-crystal operator panel to enter machine settings and for checking machine status. The Model 3240 has input and output cassettes for rolls of plate material. Imaged plates exit the machine into a tray already dried, cut to size and press-ready.

    MODEL 1440 PLATESETTER. This product line has three models: one for economical paper-based plates; another for durable metal plates; and a third for either paper or metal. The Model 1440 serves niche markets such as check printing, social printing and envelope printing. It is sold by the Company's own sales force, which has expertise in the specialized applications served by the Model 1440. The Model 1440 is approximately 3' wide by 1 1/2' high by 2 1/2' deep, and has liquid crystal operator panels to enter machine settings and for checking machine status. The units have an area to load a roll of plate material stock, or in the case of the metal plate version, a plate sheet feeder. Imaged plates exit the machine into a tray or into optional post-processing modules. The Company sells in-line plate handling modules for fully automated systems. Optional equipment includes plate converters for paper plates, plate decoaters for metal plates and plate sheet feeders for metal plates.

    The Model 3240 resolution is 3,240 thousand dots per square inch (1,800 dots per inch), which is suitable for high quality color and photographs. The Model 1440 resolution is 1,440 thousand dots per square inch (1,200 dpi), which is suitable for text, graphics and medium-quality photographs. The imaging speed of the Model 3240 is up to 36 inches per minute, and for the Model 1440 is 40 inches per minute. Based on independent surveys conducted by THE SEYBOLD REPORT ON PUBLISHING SYSTEMS ("THE SEYBOLD REPORT"), a trade journal, in 1995 and PrintCom Consulting Group in 1996, the Company believes that its products are among the fastest Platesetters available.

    End-user pricing is $85,000 to $100,000 for Model 3240 Platesetters and $75,000 to $150,000 for Model 1440 Platesetters, depending on the specific model and configuration. The Company also provides consulting services, software, support and training for the Model 1440. The Company has been able to raise the list prices of Model 1440 units by more than 50% since 1993 because of the unique value it provides in certain applications.

    RASTER IMAGE PROCESSORS (RIPS). Printware sells RIPs to connect Platesetters to the customer's computer network and convert computer data to the digital images which appear on the printing plate. The Company's RIPs are fully compatible with the industry-standard PostScript language and most popular networks. The Company has two RIP models, the economical ZipRip and the high-speed ZAPrip.

    SUPPLIES. Printware specifies, tests and markets supplies for Model 1440 Platesetters. These supplies consist mostly of digital laser sensitive plate material used in the Platesetter. The Company also sells a paper-based plate material for cost-sensitive applications and an aluminum-based plate material for longer-run printing. Approximately 90% of the Company's supplies revenue is from plate materials, but other supplies sold by the Company include developer (toner), conversion solution, press fountain solution, dispersant, decoating solution and plate gum.

    The Company believes that its metal printing plates have unique environmental advantages over other metal printing plates. Tests conducted by an engineering consulting firm concluded that by-products from processing the Company's plates can be disposed of without special treatment. Printware's paper and metal printing plates are both recyclable and contain no heavy metals such as silver. The Company knows of no other digital plates that can be recycled as easily as its plates. The Company believes that the environmental advantages of its plates will become increasingly important to printers.

    Printware's current generation of paper plate material, called Platinum grade, was introduced in 1995. This plate material uses a zinc-oxide coating and a triple plastic-coated paper base stock. The Company believes that this plasticized stock provides more stability and consistency than other paper plates. The plates can be used for run lengths of up to 5,000 impressions, handling work which would otherwise require more expensive metal or silver-halide plates. Platinum plate material comes in 425-foot rolls in various widths up to 16 inches. The plates are cut to exact length by the Platesetter. The Company believes that paper-based printing plates used in Printware Platesetters are the lowest cost digital plates available.


    PRODUCT WARRANTY. The Company provides a 90-day limited warranty on its Platesetters under which the Company will provide repair or replacement for defects in materials or workmanship. On Platesetters sold by Mitsubishi, the warranty covers 90 days from first installation, up to a maximum of 180 days from shipment by the Company. Mitsubishi also has the right to purchase an extended warranty for Model 3240 Platesetters it markets. For the Model 1440, the Company offers parts under warranty if the customer purchases supplies exclusively from Printware for the first year after the Model 1440 is purchased, or if the customer enters into an extended term agreement to purchase supplies.



    The Company provides a one-year limited warranty on plate materials and most of the related chemical supplies for the Model 1440. This warranty provides replacement of any defective material returned to the Company. To the extent the Company experiences warranty claims related to the sale of consumable supplies, the Company has generally received replacement supplies or a credit from the Company's vendor. The warranty claims made to the Company to date have been minimal for both Platesetters and supplies.


MARKETING

    Printware has separate marketing strategies for its two different Platesetter lines. The Model 3240 Platesetter is sold by Mitsubishi, Printware's marketing partner, who sells the Model 3240 to customers directly or through graphic arts dealers. The Company has retained the right to market the Model 3240 directly or through other marketing partners. The Model 1440 line is sold directly by Printware's own sales force, which has expertise in the specialized applications served by the Model 1440.


    Through its original equipment manufacturer ("OEM") partnership with Mitsubishi, the Company is enjoying much broader product exposure. Mitsubishi began a significant advertising campaign in late 1994 to introduce the Model 3240 and explain its benefits. Advertisements have been placed in several trade publications, including AMERICAN PRINTER, INPLANT GRAPHICS and PRINTING IMPRESSIONS. In 1995 the Model 3240 was introduced at tradeshows in the U. S., Canada, Europe and Japan by Mitsubishi. Pitman Co., the largest graphic arts dealer in the country, and other dealers are exhibiting and promoting the product.


    The Company  believes  that its  OEM  strategy  for the  Model  3240  allows
Mitsubishi to add value, such as brand awareness, promotion, distribution and service. Mitsubishi also couples the sale of the Model 3240 to the sale of its plate material supplies. The Company believes that Mitsubishi is the world's leading supplier of photographic plate material. The Company has been satisfied with the results of the Mitsubishi partnership, but there can be no assurance that the relationship will continue or that the business level will continue to grow. Currently the supplies marketed by Mitsubishi for the Model 3240 do not materially affect the Company's sales of supplies for the Model 1440.

    The Company's goal is to significantly expand distribution of its products in order to reach a broader customer base. Management envisions this expansion taking place gradually as the Computer-to-Plate market grows. The Company plans to use a portion of the net proceeds of this Offering to expand its distribution by hiring additional sales and marketing personnel, expanding advertising and attending trade shows.

RESEARCH AND DEVELOPMENT

    Printware has research and development programs underway or planned to develop higher performance RIPs, faster Platesetters and lower-cost Platesetters. The Company believes that these programs are necessary to maintain its competitive advantage and that the technology to accomplish these programs is already developed. The Company plans to continue to make use of outside suppliers as part of these development efforts. No assurance can be given that any of these programs will be successful in producing revenue for the Company.

    HIGHER-PERFORMANCE RIPS. The Company is developing a next-generation raster image processor using the current industry standard Adobe Level 2 PostScript software interface. Products using this interface are intended to be available in 1996, and will allow Printware equipment to integrate more easily with a wider range of computer and network systems. The Company believes that offering the widely-accepted Adobe software interface will improve the market acceptance of the Company's products. In addition, Printware plans to improve the speed of its RIPs with higher-speed microprocessors and other higher speed components.

    FASTER PLATESETTERS. Based on independent surveys conducted by THE SEYBOLD REPORT in 1995 and PrintCom Consulting Group in 1996, the Company believes that its Platesetters are among the fastest in the industry, with a top speed of 40 inches per minute. The Company plans to maintain and extend its speed advantage by developing a next generation of even faster Platesetters. Through changes in the laser marker system, the Company believes it can increase the speed of its Platesetters by up to 50%. If this can be accomplished, the Company believes it will provide an important competitive advantage by helping the Company meet the printing industry's ever-increasing productivity demands.

    LOWER-COST PLATESETTERS. Printware plans to develop a Platesetter with an end-user price in the $50,000 range, compared to $75,000 for Printware's current lowest-priced model. Costs will be reduced by scaling down the maximum plate width to approximately 13" and by eliminating certain features. The 13" width would allow printing of up to two 8 1/2" by 11" pages simultaneously, and would be compatible with a large number of small-format printing presses (sometimes called duplicator presses). Management believes that such a product would allow customers with lower plate volumes to justify a Platesetter purchase, thus making it viable for smaller printing operations in segments such as business forms and technical/legal publishing. Printware had completed the development of such a product for a former OEM partner (A. B. Dick Company) in 1994. A. B. Dick canceled its orders for the product, but the Company believes parts of that design can be used in the new product. A current customer has expressed strong interest in such a product, although pricing and other supply terms have not been agreed to, and there is no assurance that an acceptable supply agreement can be reached with the customer.

    In addition to new products, the Company is committed to the continual improvement of its existing products. Based on the results of rigorous quality audits, the Company believes that Model 3240 product quality has improved steadily since its introduction. The product meets the strenuous quality demands of the world market and a number of Model 3240 units have been exported to Japan. In 1996 the Company introduced an enhanced external design of the Model 3240, which is stronger and has a more rounded look.

    In the long term (three to five years), the Company plans to develop more highly automated digital printing systems built around Computer-to-Plate technology. There can be no assurance that such a development effort will be successful. The Company believes that there is and will continue to be significant competition in this area.

COMPETITION

    The growth in the Computer-to-Plate business has attracted considerable competition. The Company's competitors and potential competitors are established companies that have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing and marketing products which perform better and are less expensive than the Company's products, or that will render the Company's products and technology obsolete or noncompetitive in other ways. The Company divides its competition into four categories: other platesetters; film imagers; enhanced xerographic/laser printers; and supplies competitors.

    OTHER PLATESETTERS. The Company believes, based on surveys reported in THE SEYBOLD REPORT and by the PrintCom Consulting Group and others, that there are at least 50 Platesetter models currently being marketed by more than 20 companies. THE SEYBOLD REPORT recently identified the four leaders as Printware, Gerber Scientific, Creo Products and the Optronics division of Intergraph. Another company, Presstek, a leader in digital presses, has recently introduced Platesetters. THE SEYBOLD REPORT noted that: "...Printware has manufactured more [Platesetters] than anyone else, giving it an enviable position in the market." The Company believes that it has a head start over Platesetter competition, although there can be no assurance the Company will be able to maintain that advantage.

    All major competitors mentioned above use metal plates, and most of their Platesetters are relatively expensive ($250,000 to $500,000), as they are geared towards the relatively small market for high-end color printing. Creo Products serves large printers, such as magazine publishers. Gerber Scientific specializes in metal Platesetters, and Optronics focuses on craft-oriented printing.

    Printware's products are focused at mainstream, smaller presses and mid-range quality, which management believes currently accounts for most printing. The Company believes that this type of printing will continue for the foreseeable future, although there can be no assurance that a shift to large format presses or higher-quality color printing might not render the Company's products obsolete. From independent industry surveys, the Company believes its Platesetters are unmatched in cost-effectiveness and speed. Gerber Scientific and Presstek have announced lower cost models, but the Company believes they are still more expensive to buy and to operate than Printware's products. All four major competitors use metal plates, which are much more expensive than the Printware's economical paper plates. Presstek has introduced a nonmetallic version of its plate, but the plate is still much more costly than Printware's paper-based plates. Printware's latest Platesetter for paper-based plates, the Model 1440 ZNX, costs $75,000, which the Company believes is less than most competitive Platesetters. The Company also believes that Printware Platesetters have the lowest variable platemaking cost of any digital method.

    In addition to the metal Platesetter competition summarized above, the Company also faces significant competition from other photographic Platesetters which use non-metallic printing plates. This competition could particularly affect the Model 3240 photographic Platesetter. Management believes the most significant of these competitors include A. B. Dick Company, Eskofot International and PrePress Systems. The Company believes that its advantages over those products include higher speed, less plate waste and the reputation of the Mitsubishi brand name.

    FILM IMAGERS. Digital film imagers are used in the traditional multi-step platemaking process being obviated by Platesetters. Several film imager manufacturers are attempting to adapt film imagers to image plates directly. Competitors in this category include the Agfa division of Bayer Corp., Linotype-Hell and ECRM Incorporated. From discussions with customers, the
Company believes that such "plate-enabled" film imagers represent a slow, awkward approach, compared to the Company's Platesetters. The Company's systems are fully daylight-safe (no darkrooms) and chemical processing steps are contained, providing so-called "dry-to-dry" operation. The Company's Platesetters are faster than most film imagers and, unlike film imagers, have virtually no plate waste.

    XEROGRAPHIC/LASER PRINTERS. Enhanced xerographic/laser printers can replace offset printing in certain applications, but are currently limited to lower-quality applications such as overseas check printing and low-quality business forms. These devices also have a higher variable cost per impression than Computer-to-Plate technology. Companies in this area include Check Technology Corporation, Delphax Systems and Xerox Corporation. Management believes that competitors in this area are making efforts to improve the quality and reduce the cost of their systems, and there can be no assurance that systems marketed by the Company will sustain their advantage.

    SUPPLIES COMPETITION. Printware has competitors that sell paper plate supplies for Model 1440 Platesetters. The Company is not aware of competition for metal plates used in the Model 1440. The most significant competitive paper plate material is made by a Japanese paper mill and sold through a U. S. distributor. There have also been several less significant competitors in this market from time to time. Printware has addressed the competitive threat with lower prices where appropriate and a program to improve the quality and consistency of its supplies. The Company believes that competitive materials are inferior to Printware supplies in certain respects, such as strength and dimensional stability, but not inferior in other respects. The Company also believes that many of its customers would prefer to purchase their supplies from Printware as the manufacturer of the equipment. The Company expects supplies revenues to grow at a modest rate, but there can be no assurance that the Company will be able to maintain its product advantage or that competition might not adversely affect the profitability or viability of its supplies business.

PROPRIETARY RIGHTS

    PATENTS AND TRADE SECRETS. Printware's policy is to attempt to protect its technology by seeking patents, maintaining certain trade secrets and continuing technological innovation. As of March 30, 1996, the

Company had rights to 17 patents, consisting of 11 granted to Printware and six licensed from 3M. The 3M patents expire between 2002 and 2004; the royalties which the Company paid to 3M in 1995, 1994 and 1993 for licenses of these patents were not material to the Company. The Company's own patents begin to expire in 2004. There can be no assurance that such patent rights will not be challenged, rendered unenforceable, invalidated or circumvented. Efforts to enforce patent rights can involve substantial expense and may not be successful. In addition to patents, the Company relies on trade secrets and other unpatented proprietary technology. Printware seeks to protect its trade secrets and proprietary know-how with confidentiality agreements with employees and suppliers. There can be no assurance that the Company's patent portfolio will provide a competitive advantage in the future, or that the Company's agreements will adequately protect the Company's trade secrets.



    PRODUCT SUPPLY AGREEMENTS. In 1995 Printware obtained the non-exclusive right to use Adobe Systems' software interface for all of its Platesetters. Adobe originated the printing industry standard PostScript language and is viewed as controlling its future evolution. The Company entered into a development and license agreement with a licensee of Adobe to develop software to utilize the Adobe software with the Model 3240 Platesetter and to supply the combined software to Printware at defined prices. The Company also has non-exclusive rights for the ZAPrip for fixed prices for an indefinite term, fonts in the ZipRip under a current license amendment through 1997, and to the plate processor module under a sale of technology and parts supply agreement. The Company has the exclusive right to sell the proprietary plate materials made by its suppliers. The Company has a supply agreement for paper plate material with the vendor on a defined price basis and on an exclusive basis subject to minimum annual volumes. The Company has a supply agreement for metal plate material with the vendor on a defined price and exclusive basis. All of the product supply agreements to which the Company is a party can be canceled by either party under certain circumstances. Such cancellation would seriously jeopardize the Company's ability to provide products that are critical to the Company's revenues.


SUPPLIERS


    The Company has a number of single source suppliers for materials that are critical to production of its products. For the Model 1440 and Model 3240, these single source suppliers provide spherical mirrors, galvanometer mirrors, application specific integrated circuits and galvanometer torsion bar material, all of which are supplied to the Company on a purchase order basis, and ZAPrip dongles which are supplied under a supply agreement. For the supplies sold by the Company for the Model 1440, the single source suppliers provide paper plate material, metal plate material, paper plate toner and metal plate toner, all of which are supplied to the Company on a purchase order basis. Any significant interruption of supply from any of these vendors would have a material adverse effect on the Company. The Company has not identified or qualified alternate suppliers for the materials now being obtained from single sources.


MANUFACTURING AND FACILITIES

    Printware's manufacturing operation consists of the assembly, integration, testing and quality audits of equipment. The Company purchases all of its supplies and many of the hardware components it uses from third-party vendors, some of which are single-source vendors. Printware's principal manufacturing areas include laser markers, transport mechanisms, electronics/RIPs and final assembly/test. Printware makes extensive use of computer-aided design and transmits most of its fabricated part drawings to its suppliers electronically. The Company believes that this use of technology shortens turnaround time and improves quality.

    Printware's offices and  manufacturing facility  are located  at 1270  Eagan
Industrial Road, St. Paul, Minnesota. The Company occupies 35,410 square feet pursuant to a lease which expires July 31, 1998. Management believes that this facility will be adequate for Printware's needs at least until the expiration of the lease. The lease also has an option to extend for three additional years at then-existing market rates. Monthly rent expense is currently $7,029, plus a pro rata share of real estate taxes and common area maintenance.

EMPLOYEES

    As of March 30, 1996, Printware had 48 employees, including 44 full-time employees and 4 part-time or contract employees. Of the 44 full-time employees, 17 were in manufacturing, 5 were in marketing, sales and customer service, 14 were in research and development and 8 were in general and administrative functions. Management considers the future success of the Company to be dependent in part upon its continued ability to maintain a highly-skilled workforce and to attract, motivate and retain qualified employees. Accordingly, Printware began an employee profit-sharing plan in 1995. The program provides payments to each non-officer employee of up to 3% of salary, depending on the Company's performance against quarterly profit goals. No Printware employees are covered by collective bargaining agreements and the Company considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

    The Company is involved in various legal actions in the normal course of business. Management is of the opinion that the outcome of such actions will not have a significant effect on the Company's financial position or its results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of March 30, 1996 are as follows:

NAME                               AGE      POSITION WITH COMPANY
- -----------------------------      ---      ----------------------------------------------------------
Allen L. Taylor, Ph.D.(1)(2)           60   Co-chairman of the Board, Director
Donald V. Mager(2)                     60   Co-chairman of the Board, Director
Daniel A. Baker, Ph.D                  38   President, Chief Executive Officer and Director
Thomas W. Petschauer                   56   Executive Vice President and Chief Financial Officer
Joseph F. Dayton                       49   Senior Vice President
Brian D. Shiffman(1)(2)                56   Director, Secretary
Jerry K. Twogood(2)                    55   Director
Charles M. Osborne(1)                  42   Director

- ---------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee

    ALLEN L. TAYLOR, PH.D. has served as Co-chairman of the Board since February 1993 and prior to that time as Chairman of the Board beginning in May 1985. Dr. Taylor is a co-founder of the Company but has never been an employee of the Company. He has been an employee of 3M (a publicly-held diversified manufacturer) for over 30 years and was instrumental in obtaining for the Company in 1985 a license from 3M for the key galvanometer technology.

    DONALD V. MAGER has served as Co-chairman of the Board since February 1993 and prior to that time was President, Chief Executive Officer and a director of the Company since May 1985. Mr. Mager is a co-founder of the Company. Since February 1993 Mr. Mager has been a part-time employee acting in a consulting capacity and is no longer active in the day-to-day management of the Company. Mr. Mager's employment by the Company will terminate on June 1, 1996. Previously, he was employed by Sperry Corporation (a publicly-held manufacturer of computer systems) and its predecessors for 30 years, most recently as Director of New Product Ventures.

    DANIEL A. BAKER, PH.D. has served as the Company's President and a member of its Board of Directors since February 1993 and as Chief Executive Officer since January 1995. Dr. Baker joined the Company in
May 1990 as Vice President of Engineering and was later appointed Vice President of Sales, Marketing and Product Development. He has 20 years of experience in high-tech industry, and personally holds 15 patents. His previous experience includes executive positions at Minntech Corporation (a publicly-held manufacturer of medical and industrial devices) and Percom Data Corporation (a privately-held manufacturer of computer peripherals).

    THOMAS W. PETSCHAUER has served as a Vice President of the Company since June 1985 and was named Executive Vice President and Chief Financial Officer in January 1995. Mr. Petschauer is a co-founder of the Company. He has over 30 years of technical, managerial and business experience in the computer and peripheral field. Prior to joining Printware, he was Venture Executive at Sperry Corporation, where he was employed for over 20 years.

    JOSEPH F. DAYTON has served as a Vice President of the Company since October 1986 and was named Senior Vice President of Manufacturing and Customer Service in January 1995. Prior to October 1986 he was employed by E. F. Johnson Company (a publicly-held manufacturer of cellular radio systems), where he held increasingly responsible executive positions in program management, quality and manufacturing functions.

    BRIAN D. SHIFFMAN has served on the Board of Directors since the Company's incorporation in May 1985. Mr. Shiffman has been Business Development Manager at Minnesota Project Innovation, Inc. since 1991. Previously, Mr. Shiffman was Vice President at the Minnesota Cooperation Office, as a loaned executive from Control Data Corporation, and was instrumental to the formation of the Company. Mr. Shiffman was employed at Control Data Corporation (a publicly-held computer systems business) for over 20 years.

    JERRY K. TWOGOOD has served on the Board of Directors since January 1987. Mr. Twogood has been the Executive Vice President of Deluxe (a publicly-held provider of checks and related electronic-based payment systems) since 1987 and since November 1995 has been its President of Manufacturing. He has also been a member of the Board of Directors of Deluxe since 1987, where he has been employed since 1959. Deluxe owned 51.3% of the Company's outstanding Common Stock as of March 30, 1996 and is one of the Company's major customers.

    CHARLES M. OSBORNE joined the Company's Board of Directors in January 1989. Mr. Osborne has been Deluxe's Chief Financial Officer since 1984 and Senior Vice President since 1989. He has been employed by Deluxe since 1981. Previously, Mr. Osborne was at Deloitte & Touche LLP, public accountants. In 1996 Mr. Osborne completed a term as President of the Financial Stationers Association. He also serves on the board of directors of Graco Corporation (a publicly-held paint sprayer business) and of Computer Petroleum Corporation (a publicly-held provider of market research to the petroleum industry).

    In addition to the above executive officers and directors, the Company has certain other employees who the Company believes are important to its operations. These key employees are: RODNEY S. CERAR, age 48, who has been with the Company since March 1992 and has been Director of Platesetter Engineering since February 1993 and was previously employed by ADC Telecommunications (a publicly-held manufacturer of telecommunications equipment) from February 1990 to November 1991 as Manager of Manufacturing; ALEXANDER K. KOSS, age 37, who joined the Company in July 1985 and has been Director of Product Development since August 1994; TIMOTHY S. MURPHY, age 32, who has been employed by the Company since October 1987 and has been Director of Marketing and Sales since August 1994; and CORDELL E. LOMEN, age 50, who has been the Company's Controller since October 1986.

    The Company's Articles of Incorporation provide that the Board of Directors may consist of up to 11 members. Currently the Board of Directors has 6 members. Each director is elected to hold office until the next annual meeting of shareholders.

    The Company has not paid any fees to members of its Board of Directors, with the exception of Mr. Shiffman, who receives $750 per quarter for serving as Secretary. Under the Company's 1996 Stock Plan, each of the non-employee directors (except for Messrs. Osborne and Twogood) was automatically granted a non-qualified stock option for 1,000 shares of Common Stock (at an exercise price of $3.00 per share) on April 25, 1996 when the Plan was approved by shareholders and will be automatically granted an option for an additional 1,000 shares (at an exercise price equal to the then fair market value of the Common Stock) upon each election or re-election as a member of the Board of Directors (see "Stock Plans" below).

    There are no family relationships among any of the Company's directors and executive officers.

BOARD OF DIRECTORS COMMITTEES

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Osborne, Shiffman and Taylor. This committee will review the Company's accounting, auditing and reporting practices, make recommendations concerning the work of the Company's independent auditors and review the adequacy of internal controls. The Compensation
Committee  consists  of  Messrs.  Taylor,  Shiffman,  Twogood  and  Mager.  This
committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers, and for the administration of the 1996 Stock Plan and the Employee Stock Purchase Plan. See "Stock Plans" below.

EXECUTIVE COMPENSATION

    The following table shows the compensation earned for services rendered in all capacities to the Company by the President and Chief Executive Officer and the two other most highly compensated executive officers of the Company whose salary and bonuses exceeded $100,000 for the year ended December 31, 1995 (the "Named Executive Officers"):

                      SUMMARY COMPENSATION TABLE FOR 1995

                                                                           LONG-TERM COMPENSATION
                                                ANNUAL COMPENSATION        ----------------------
                                          -------------------------------              SECURITIES
                                                             OTHER ANNUAL              UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY    BONUS   COMPENSATION   AWARDS      OPTIONS     COMPENSATION
- ----------------------------------------  --------  -------  ------------  ---------   ----------   ------------
Daniel A. Baker                           $110,000  $44,814  $      0      $   7,500(1)  11,203(2)     $1,413(3)
 President and CEO
Thomas W. Petschauer                        95,000   38,703         0              0     9,675(2)       1,226(3)
 Executive Vice President and CFO
Joseph F. Dayton                            83,000   33,814         0              0     8,453(2)         956(3)
 Senior Vice President

- ---------------------------

(1) Represents the value of a restricted stock award of 2,500 shares approved by the Board of Directors.

(2) Consists of Incentive Stock Options awarded under the Company's 1995 Bonus Plan for executive officers (see "Executive Bonus Plan").

(3) Consists of matching contributions made under the Company's 401(k) Plan (see "401(k) Profit Sharing Plan").

    None of the executive officers and directors of the Company are parties to any employment or severance agreements, except for a Change in Control Severance Agreement with Dr. Baker. This agreement provides that in the event of a change in control of the Company followed by termination of Dr. Baker's employment within one year thereafter, he will generally receive a lump sum severance payment equivalent to two years of compensation.

    The following table summarizes option grants in 1995 to each of the Named Executive Officers:

                             OPTION GRANTS IN 1995

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF
                                                          INDIVIDUAL GRANTS                                    STOCK PRICE
                             ----------------------------------------------------------------------------    APPRECIATION FOR
                              NUMBER OF SECURITIES     PERCENTAGE OF TOTAL    EXERCISE OR                      OPTION TERM
                               UNDERLYING OPTIONS        OPTIONS GRANTED      BASE PRICE     EXPIRATION    --------------------
                                     GRANTED            EMPLOYEES IN 1995      PER SHARE        DATE         5%(1)     10%(1)
                             -----------------------  ---------------------  -------------  -------------  ---------  ---------
Daniel A Baker(2)..........             8,000                   34.4%          $    3.00    Jan. 13, 2005  $  15,093  $  38,250
Thomas W. Petschauer(2)....             7,000                   30.0                3.00    Jan. 13, 2005     13,207     33,469
Joseph F. Dayton(2)........             6,250                   26.9                3.00    Jan. 13, 2005     11,792     29,883

- ---------------------------

(1) Represents the potential net realizable value of each grant of options assuming that the market price of the underlying Common Stock appreciates in value from its fair market value on the date of grant to the end of the option term at the indicated annual rates. As determined by the Company's Board of Directors, the fair market value of the Common Stock on the date of grant of the options described in the table was $3.00 per share.

(2) The options were granted under the 1986 Incentive Stock Option Plan and are currently 100% vested.

    The following table summarizes the value of options held at December 31, 1995 by the Named Executive Officers. There were no options exercised by the Named Executive Officers during 1995.

                             YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                           DECEMBER 31, 1995            DECEMBER 31, 1995(1)
                                                      ----------------------------  ----------------------------
NAME                                                  EXERCISABLE  UNEXERCISABLE(2) EXERCISABLE  UNEXERCISABLE(2)
- ----------------------------------------------------  -----------  ---------------  -----------  ---------------
Daniel A. Baker.....................................      18,750         11,203      $  65,625      $  39,211
Thomas W. Petschauer................................      22,125          9,675         77,438         33,863
Joseph F. Dayton....................................      25,700          8,453         89,950         29,586

- ---------------------------

(1) The amounts set forth represent the difference between the assumed Price to Public of $6.50 per share and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

(2)  The   unexercisable  options  were   granted  in  January   1996  for  1995
     performance.

STOCK PLANS

    1996 STOCK PLAN

    The shareholders approved the Company's 1996 Stock Plan (the "Plan") on April 25, 1996. The Plan is administered by the Compensation Committee of the Board of Directors and expires on April 25, 2006. The Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company and non-qualified stock options and restricted stock awards to employees, consultants and directors of the Company. Options and awards of restricted stock for up to 500,000 shares of Common Stock are authorized under the Plan. The Compensation Committee has broad discretion to prescribe conditions (such as the completion of a period of employment with the Company following the grant of an option to an employee) to be satisfied before an option becomes exercisable. The Plan also provides for the automatic grant of a non-qualified stock option for 1,000 shares at 100% of the fair market value, fully vested upon grant, exercisable for five years, to each non-employee director upon adoption of the Plan and upon each election or re-election as a member of the Board of Directors.

    The Company's 1986 Incentive Stock Option Plan and the Company's original Incentive Stock Option Plan have been utilized to grant all of the Company's options through March 30, 1996. The original plan expired in June 1995. Although the 1986 Incentive Stock Option Plan will not terminate until October 1996, the Company decided not to grant any additional options under this plan after March 30, 1996.

    1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted on April 25, 1996 and provides for the issuance of up to 100,000 shares of Common Stock. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. With certain exceptions, all employees of the Company who have been employed by the Company for at least six months and who are employed at least 20 hours per week and at least five months per year, including officers and directors who are employees, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan consists of periodic offerings, with the first such offering planned to begin on April 1, 1997. Each offering under the Stock Purchase Plan will be for a period determined by the Compensation Committee of the Board of Directors, but not to exceed 27 months. An employee may elect to have up to a maximum of 10% deducted from his or her regular salary for the purpose of purchasing shares under the Stock Purchase Plan. The price at which the employee's shares are purchased is the lower of (a) 85% of the closing price of the Common Stock on the day that the offering commences or (b) 85% of the closing price of the Common Stock on the day that the offering terminates. No shares have been issued under the Stock Purchase Plan.

401(K) PROFIT SHARING PLAN

    The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") became effective August 1, 1994. The 401(k) Plan is intended to qualify under Section 401(k) of the Code. All employees employed by the Company in the United States for at least 30 hours per week are eligible to participate in the 401(k) Plan as of the next calendar quarter following one year after date of hire by the Company. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitations. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company of up to 2% of the compensation paid by the Company to each employee in the previous calendar quarter. The Company's contributions are made at the discretion of the Board of Directors, within the limits of the 401(k) Plan. The Company has made a contribution of 1% of the compensation of each participating employee each quarter since the adoption of the 401(k) Plan. Under Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) Plan. Contributions by the Company, if any, will be deductible by the Company when made.

EXECUTIVE BONUS PLAN

    The Compensation Committee authorizes and approves an executive officer bonus plan ("Bonus Plan") near the beginning of each year based on the Company's financial plan for the year and based on its view of the overall compensation of the executive officers. For 1996 the Bonus Plan provides for a formula-determined cash payment of up to 52% of the base salary of each of the executive officers based on the overall revenues and profit of the Company in 1996. The Compensation Committee also reserves the right to make additions to the awarded bonuses based on additional subjective measures of executive officer performance and achievement. In addition, each executive officer will receive a grant of an Incentive Stock Option for a number of shares of Common Stock determined by dividing by four the number of dollars of Bonus Plan cash payment to each officer. These Incentive Stock Options will be exercisable at the fair market value of the Common Stock on the date of grant, will be 100% vested after one year and will be exercisable for nine years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Each of the current non-employee directors is entitled to receive compensation in the form of cash for their services as directors. At present, and during the year ended December 31, 1995, no director or executive officer of the Company and no member of the Compensation Committee is, or was during the year ended December 31, 1995, a director or compensation committee member of any other business entity which had a director that sits on the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

    Deluxe owned 51.3% of the Company's outstanding Common Stock as of March 30, 1996 and two of its executive officers (Messrs. Osborne and Twogood) are members of the Company's Board of Directors. From time to time over the last nine years, the Company has had agreements with Deluxe to develop or deliver products, supplies and services to Deluxe. Under some of these agreements the Company received prepayments as a source of financing in exchange for providing favorable pricing to Deluxe. The Company has recorded these prepayments as a deferred revenue liability and no revenue was recognized until the Company delivered the goods or services to Deluxe.

    In February 1991 Deluxe ordered several units of a film imager version of the Model 3240 and associated ZipRip raster image processors for a purchase price and advance payment of $516,000. The Company offered favorable pricing to Deluxe due to the Company's desire to receive financing from the advance payment and the need for Deluxe to wait for completion of the development and subsequent production of the units. A change to the product resulted in Deluxe paying an additional $40,000 in November 1991. The Company delivered a portion of the Model 3240 film imagers in 1993. In August 1994 Deluxe replaced its order with another order for the Platesetter version of the Model 3240. The replacement order was for a number of Model 3240 Platesetters, ZAPrips and a film imager Model 3240, for an increase of $155,000 in the aggregate price. The Company delivered the products for the replacement order in 1995.

    In August 1993 the Company and Deluxe entered into a contract that called for the Company to provide special equipment to Deluxe for $1.59 million. Approximately $635,000 of the contract amount was paid as a down payment in order to allow the Company to finance the procurement of components and assemblies to ensure their availability for subsequent equipment production. Deluxe later determined not to proceed with the transaction and paid the Company an additional $45,000. As a result of the contract cancellation, the Company wrote down the related inventory. The Company had no material gain or loss resulting from the contract cancellation and settlement.

    Effective in January 1995, the Company entered into a three year supply contract with Deluxe to supply Deluxe with Model 1440 plate material. The contract calls for Deluxe to purchase a fixed quantity of plate material each year. In 1995 this contract produced revenues to the Company of between $2 and $3 million. The Company believes this contract will produce similar revenues for the Company in 1996 and 1997.

    In February 1996, the Company entered into an $80,000 contract with Deluxe under which the Company is performing software research and development work. In April 1996 Deluxe placed a $102,000 purchase order for the Company to retrofit certain Deluxe equipment to incorporate the results of this software research and development work.


    The Company believes that its agreements and transactions with Deluxe have been on terms (taking into account advance payments and delayed delivery dates) that are no less favorable to the Company than could have been obtained in arm's length transactions with an unaffiliated party. The Company's policy with respect to future transactions with affiliates is that where such transactions are material, approval will be required by a majority of the disinterested members of the Company's board of directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 30, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person known to the Company to beneficially own more than five percent (5%) of Common Stock, (ii) each director, (iii) each of the Named Executive Officers, (iv) all directors and executive officers of the Company as a group and (v) each Selling Shareholder. Except as otherwise indicated below, to the knowledge of the Company, all shareholders have sole voting and investment power over the shares beneficially owned, except to the extent authority is shared by spouses under applicable law.


                                                      SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                        OWNED PRIOR TO                          OWNED AFTER
                                                           OFFERING           SHARES TO          OFFERING
                                                    -----------------------    BE SOLD    -----------------------
NAME                                                  NUMBER      PERCENT    IN OFFERING    NUMBER      PERCENT
- --------------------------------------------------  ----------  -----------  -----------  ----------  -----------
Deluxe Corporation(1) ............................   1,862,290      51.31%      274,600    1,587,690      32.87%
 P.O. Box 64235
 St. Paul, MN 55164-0235
Donald V. Mager(2)(3) ............................     454,862      12.53%       62,300      392,562       8.13%
 c/o Printware, Inc.
 1270 Eagan Industrial Rd.
 St. Paul, MN 55121
Allen L. Taylor(3) ...............................     405,875      11.18%       62,300      343,575       7.11%
 c/o Printware, Inc.
 1270 Eagan Industrial Rd.
 St. Paul, MN 55121
Thomas W. Petschauer(4)...........................      99,823       2.75%            0       99,823       2.07%
Daniel A. Baker(5)................................      28,750          *             0       28,750          *
Joseph F. Dayton(6)...............................      25,800          *             0       25,800          *
Minnesota Technology, Inc.........................       5,500          *           800        4,700          *
Brian D. Shiffman.................................         500          *             0          500          *
Jerry K. Twogood(7)...............................   1,862,290      51.31%           **    1,587,690      32.87%
Charles M. Osborne(7).............................   1,862,290      51.31%           **    1,587,690      32.87%
Directors and executive officers as a group (8
 persons)(8)......................................   2,877,900      79.29%      399,200    2,478,700      51.32%


- ---------------------------

 * Less than 1%


** Not applicable


(1) Includes 5,000 shares issuable upon the exercise of warrants exercisable within 60 days of March 30, 1996. Deluxe is a major customer of the Company and two of its officers are members of the Company's Board of Directors. See "Business-- Customers" and "Management."

(2) Includes 18,700 shares issuable upon the exercise of options exercisable within 60 days of March 30, 1996.

(3) Mr. Mager and Mr. Taylor are members of the Company's Board of Directors.

(4) Includes 22,125 shares issuable upon the exercise of options exercisable within 60 days of March 30, 1996. The shares listed above for Mr. Petschauer include 5,000 issued to his wife, as to which Mr. Petschauer disclaims beneficial ownership.

(5) Includes 18,750 shares issuable upon the exercise of options exercisable within 60 days of March 30, 1996.

(6) Includes 25,700 shares issuable upon the exercise of options exercisable within 60 days of March 30, 1996.


(7) Shares indicated for Messrs. Twogood and Osborne consist entirely of shares owned by Deluxe, as to which Messrs. Twogood and Osborne disclaim beneficial ownership. They are officers of Deluxe and members of the Company's Board of Directors.


(8) Includes 85,275 shares issuable upon the exercise of options exercisable within 60 days of March 30, 1996, the shares owned by Deluxe and 5,000 shares issuable to Deluxe upon the exercise of its warrants exercisable within 60 days of March 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and applicable law.

COMMON STOCK

    On March 30, 1996, there were 3,629,713 shares of Common Stock outstanding held by 209 shareholders of record. All shares of Common Stock have equal voting rights and have one vote per share in all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not allowed. No share of Common Stock is entitled to preference over any other share of Common Stock, and each share of Common Stock is equal to any other share of Common Stock in all respects. All of the outstanding shares of Common Stock are, and the shares to be sold pursuant to this offering will be, fully paid and nonassessable.

    The shares of Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. Subject to the rights of holders of the Preferred Stock, each share of Common Stock is entitled to receive a return of paid-in capital and to participate pro rata in any distribution of capital assets, whether voluntary or involuntary, after creditors have been paid in full.

    Subject to the rights of holders of the Preferred Stock, shareholders of Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of funds legally available thereof. Any such dividends may be paid in cash, property or shares of Common Stock. The Company has not paid any cash dividends since its inception and presently anticipates that no dividends on its Common Stock will be declared in the foreseeable future.

PREFERRED STOCK

    There are no shares of Preferred Stock issued and outstanding. The Preferred Stock is issuable by the Board of Directors from time to time in one or more series without approval of the Company's shareholders. Each series will have a distinctive designation or title as is fixed by the Board of Directors. Each series of Preferred Stock will have such voting power (or no voting power), preferences, rights, qualifications, limitations or restrictions as are adopted by the Board of Directors prior to the issuance of the series, and would likely have rights superior to the rights of Common Stock. The Company presently has no plan to issue any Preferred Stock.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Bylaws and Minnesota law require the Company to indemnify any director, officer, employee or agent of the Company who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against certain liabilities and expenses incurred in connection with the action, suit or proceeding, except where such persons have not acted in good faith or did not reasonably believe that the conduct was in the best interests of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or other persons controlling the Company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission (the "Commission") is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ANTI-TAKEOVER PROVISIONS OF MINNESOTA BUSINESS CORPORATION ACT

    Certain   provisions  of  Minnesota  law   described  below  could  have  an
anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common stock at prices higher than prevailing market prices.

    Section 302A.671 of the Minnesota Business Corporation Act ("MBCA") provides that, unless the acquisition of certain new percentages of voting control of the Company (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by a majority of the disinterested shareholders of the Company, the shares acquired above such new percentage level of voting control will not be entitled to voting rights. The Company is required to hold a special shareholders' meeting to vote on any such acquisition within 55 days after the delivery to the Company by the acquiror of an information statement describing, among other things, the acquiror and any plans of the acquiror to liquidate or dissolve the Company and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquiror. If any acquiror does not submit an information statement to the Company within ten days after acquiring shares representing a new threshold percentage of voting control of the Company, or if the disinterested shareholders vote not to approve such an acquisition, the Company may redeem the shares so acquired by the acquiror at their market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation.

    Section 302A.673 of the MBCA restricts certain transactions between the Company and a shareholder who becomes the beneficial holder of 10% or more of the Company's outstanding voting stock (an "interested shareholder") unless a majority of the disinterested directors of the Company have approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a four-year prohibition from the statutory interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving the Company and the statutory interested shareholder or its affiliates.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Common Stock will be American Securities Transfer, Incorporated of Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock of the Company. Sales of substantial amounts of Common Stock of the Company in the public market after restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this Offering, the Company will have 4,829,713 shares of Common Stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 1,600,000 shares sold in this Offering will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 3,229,713 shares of Common stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Holders of an aggregate of 2,383,425 shares of Common Stock and holders of options and warrants to purchase an additional 119,606 shares, have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose, or directly or indirectly cause or permit the offer, sale or other disposition, of any Common Stock of the Company owned of record or beneficially and of which such shareholder has the power to control the disposition for a period of six months after the date of this Prospectus, without the prior written consent of the Underwriter. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option plans and pursuant to other currently outstanding options.

    As of March 30, 1996, 135,567 shares were subject to outstanding options. Following this Offering, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's Incentive Stock Option Plan adopted in 1985, 1986 Incentive Stock Option Plan, 1996 Stock Plan and 1996 Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market without restrictions under the Securities Act after expiration of the applicable lock-up agreements.

    Upon the effective date of the Offering, 748,876 shares of Common Stock will become eligible for sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, 23,698 additional shares of Common Stock (including 14,792 shares subject to outstanding vested options) will become available for sale in the public market subject, in certain cases, to the vesting requirements and volume and manner of sale limitations of Rule 144. Upon expiration of the lock-up agreements, an additional 2,473,700 shares of Common Stock (including 66,575 shares subject to outstanding vested options and 5,000 shares subject to outstanding vested warrants) will become eligible for immediate public resale, subject in some cases to vesting provisions and volume limitations pursuant to Rule 144. The remaining 4,700 shares will become eligible for public resale at various times over a period of less than two years following the completion of this Offering, subject in some cases to vesting provisions and volume limitations.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 48,297 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modification may have a material effect on the time when shares of the Company's Common Stock become eligible for resale.

REGISTRATION RIGHTS


    In connection with their acquisition of securities of the Company, two of the Company's existing shareholders, 3M and Minnesota Technology, Inc., have agreements with the Company under which these shareholders have the right to have a total of 109,961 shares of Common Stock owned by them included in future registration statements filed by the Company under the Securities Act. The Company would bear most of the expense associated with including the additional shares in such a registration.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriter below, at the Price to Public set forth on the cover page of this Prospectus, less the underwriting discount.

UNDERWRITERS                                                                           NUMBER OF SHARES
- ------------------------------------------------------------------------------------  ------------------
R.J. Steichen & Company.............................................................

                                                                                           ----------
  Total.............................................................................        1,600,000
                                                                                           ----------
                                                                                           ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any are purchased.

    The Company and the Selling Shareholders have been advised by the Representative that the Underwriters propose to offer the shares of Common Stock to the public at the Price to Public set forth on the cover page of this Prospectus and to certain selected dealers at such Price to Public less usual and customary concessions not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.05 per share to certain other securities dealers. Each of the concessions allowed will be to members of the National Association of Securities Dealers, Inc. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

    The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional 180,000 shares of Common Stock from the Company, and up to an additional 60,000 shares from the Selling Shareholders, at the Price to Public less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,600,000 shares are being offered.

    The Company and the Selling Shareholders have agreed to pay, on a pro rata basis, to the Representative a nonaccountable expense allowance equal to 2.0% of the aggregate offering price of the shares offered hereby, including the shares
sold by the Selling Shareholders,  or $        ($         if the  over-allotment
option is exercised in full), of which $10,000 has been paid. Such allowance is included in the expenses of the Offering set forth on the cover page of this Prospectus.

    The Company has agreed to sell to the Representative upon the closing of this Offering, for nominal consideration, the Representative's Warrant to purchase 120,000 shares of Common Stock at an exercise price per share equal to 120% of the Price to Public. The Representative's Warrant contains anti-dilution provisions providing for appropriate adjustments upon the occurrence of certain events and contains a one-time demand and certain "piggyback" registration rights with respect to the shares of Common Stock issuable upon the exercise of the Representative's Warrant. The Representative's Warrant will have a "cashless exercise" feature entitling the holder to convert the Representative's Warrant into shares of Common Stock. This provision allows the holder of the Representative's Warrant to apply the difference between the exercise price of the Representative's Warrant and the higher fair market value of the Common Stock underlying the Representative's Warrant to the payment of the exercise price. The Representative's Warrant will be exercisable commencing one year from the date of this Prospectus until five years after such date. The Representative's Warrant is not transferable for a period of one year after the effective date of the Offering, except for transfers by operation of law, by will or pursuant to the laws of descent and distribution or to officers of the Representative. Furthermore, the Representative's Warrant will not be transferable absent an exemption from applicable state and federal securities laws. Any profits realized upon the sale of the Representative's Warrant or the Common Stock issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.


    The Company, the Selling Shareholders and the Underwriters have agreed in the Underwriting Agreement to indemnify each other or provide contribution with respect to certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement. Such indemnification is limited or unavailable in certain circumstances, including where legally unavailable.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

    Shareholders of the Company holding in the aggregate 2,383,425 shares of Common Stock and holders of options and warrants to purchase an additional 119,606 shares have agreed not to offer, sell or otherwise dispose, or directly or indirectly cause or permit the offer, sale or other disposition, of any Common Stock of the Company owned of record or beneficially and of which such shareholder has the power to control the disposition for a period of six months after the date of this Prospectus without the prior consent of the Representative. See "Shares Eligible for Future Sale."

    The Underwriters have advised the Company that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representative. Among the factors considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representative believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

                                PRINTWARE, INC.

                                                                        PAGE
                                                                        ----

Independent Auditors' Report..........................................  F-2

Balance Sheets as of March 30, 1996 (unaudited) and December 31, 1995 and 1994.............................................................  F-3

Statements of Operations for the three months ended March 30, 1996 and
 April 1, 1995 (unaudited) and the years ended December 31, 1995, 1994 and 1993.............................................................  F-4

Statements of Changes in Shareholders' Equity for the three months ended March 30, 1996 (unaudited) and the years ended December 31,
 1995, 1994 and 1993..................................................  F-5

Statements of Cash Flows for the three months ended March 30, 1996 and
 April 1, 1995 (unaudited) and the years ended December 31, 1995, 1994 and 1993.............................................................  F-6

Notes to Financial Statements for the three months ended March 30,
 1996 and April 1, 1995 (unaudited) and the years ended December 31,
 1995, 1994 and 1993..................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To The Shareholders of Printware, Inc.:

    We have audited the accompanying balance sheets of Printware, Inc. (the Company) as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Printware, Inc. at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 2, 1996
(April 25, 1996 as to the
first paragraph of Note 3)

                                PRINTWARE, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1995          1994
                                                               MARCH 30,    ------------  ------------
                                                                  1996
                                                              ------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,795,856  $  2,568,852  $    860,668
  Receivables from non affiliates (Note 2)..................       441,384       511,085       276,290
  Receivables from affiliates (Note 10).....................       301,710       262,655       231,652
  Inventories (Notes 1 and 2)...............................     1,624,238     1,727,342     1,843,698
  Prepaid expenses..........................................        69,193        17,394        43,651
                                                              ------------  ------------  ------------
    Total current assets....................................     5,232,381     5,087,328     3,255,959
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization (Notes 1 and 2)...............................       130,419       130,677       183,415
INTANGIBLE ASSETS, net of accumulated amortization (Notes 1
 and 2).....................................................        33,606        34,396        37,554
                                                              ------------  ------------  ------------
                                                              $  5,396,406  $  5,252,401  $  3,476,928
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $    390,602  $    436,852  $    445,059
  Accrued expenses (Notes 1 and 2)..........................       308,650       469,108       342,988
  Deferred revenues (Note 7)................................        41,488        29,773       175,350
                                                              ------------  ------------  ------------
    Total current liabilities...............................       740,740       935,733       963,397
COMMITMENTS AND CONTINGENCIES (Notes 4, 5, 7 and 11)
SHAREHOLDERS' EQUITY (Note 3):
  Preferred Stock, no specified par value; 1,000,000 shares
   authorized; none issued and outstanding..................       --            --            --
  Common Stock, no par value, authorized 15,000,000 shares:
   issued and outstanding 3,629,713 shares at March 30,
   1996; 3,627,013 and 3,623,776 shares at December 31, 1995
   and 1994, respectively...................................    15,522,238    15,514,138    15,504,426
  Accumulated deficit.......................................   (10,866,572)  (11,197,470)  (12,990,895)
                                                              ------------  ------------  ------------
    Total shareholders' equity..............................     4,655,666     4,316,668     2,513,531
                                                              ------------  ------------  ------------
                                                              $  5,396,406  $  5,252,401  $  3,476,928
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------


                       See notes to financial statements.

                                PRINTWARE, INC.

                            STATEMENTS OF OPERATIONS


                                                                THREE MONTHS ENDED
                                                              ----------------------        YEAR ENDED DECEMBER 31,
                                                              MARCH 30,    APRIL 1,   -----------------------------------
                                                                 1996        1995        1995        1994        1993
                                                              ----------  ----------  ----------  ----------  -----------
                                                                   (UNAUDITED)
REVENUES FROM NON AFFILIATES (Note 1, 7, and 8).............  $1,125,959  $1,005,934  $4,889,761  $3,775,958  $ 4,348,484
REVENUES FROM AFFILIATES (Note 10)..........................     706,054     801,689   3,498,387   2,850,967    2,948,000
                                                              ----------  ----------  ----------  ----------  -----------
TOTAL REVENUES..............................................   1,832,013   1,807,623   8,388,148   6,626,925    7,296,484
COST OF REVENUES............................................   1,110,046   1,000,871   5,003,956   4,102,401    5,344,519
                                                              ----------  ----------  ----------  ----------  -----------
Gross margin................................................     721,967     806,752   3,384,192   2,524,524    1,951,965
PERIOD COSTS:
  Research and development..................................     178,941     205,778     757,131     956,807    1,314,355
  Selling, general and administrative.......................     238,471     270,869   1,072,878     945,533    1,851,507
                                                              ----------  ----------  ----------  ----------  -----------
    Total...................................................     417,412     476,647   1,830,009   1,902,340    3,165,862
                                                              ----------  ----------  ----------  ----------  -----------
INCOME (LOSS) FROM OPERATIONS...............................     304,555     330,105   1,554,183     622,184   (1,213,897)
OTHER INCOME (EXPENSE):
  Net gain on arbitration award (Note 11)...................      --          --         192,335      --          --
  Interest expense..........................................        (235)     (1,250)     (3,333)     (4,457)      (8,143)
  Interest and other income.................................      33,078       9,628      72,740      27,375       18,442
                                                              ----------  ----------  ----------  ----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM....     337,398     338,483   1,815,925     645,102   (1,203,598)
INCOME TAXES (Note 9).......................................       6,500      12,000      22,500       2,000        1,109
                                                              ----------  ----------  ----------  ----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................     330,898     326,483   1,793,425     643,102   (1,204,707)
EXTRAORDINARY ITEM -- GAIN ON EXTINGUISHMENT OF DEBT (Note
 3).........................................................      --          --          --         140,927      --
                                                              ----------  ----------  ----------  ----------  -----------
NET INCOME (LOSS)...........................................  $  330,898  $  326,483  $1,793,425  $  784,029  $(1,204,707)
                                                              ----------  ----------  ----------  ----------  -----------
                                                              ----------  ----------  ----------  ----------  -----------
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
 (Note 1):
  Income (loss) before extraordinary item...................  $      .09  $      .09  $      .48  $      .17  $      (.33)
  Extraordinary item........................................      --          --          --             .04      --
                                                              ----------  ----------  ----------  ----------  -----------
  Net income (loss).........................................  $      .09  $      .09  $      .48  $      .21  $      (.33)
                                                              ----------  ----------  ----------  ----------  -----------
                                                              ----------  ----------  ----------  ----------  -----------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING (Note 1)................................   3,705,403   3,705,627   3,705,627   3,685,580    3,635,226
                                                              ----------  ----------  ----------  ----------  -----------
                                                              ----------  ----------  ----------  ----------  -----------


                       See notes to financial statements.

                                PRINTWARE, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 THREE MONTHS ENDED MARCH 30, 1996 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              COMMON STOCK                             TOTAL
                                                        -------------------------   ACCUMULATED    SHAREHOLDERS'
                                                          SHARES       AMOUNT         DEFICIT         EQUITY
                                                        ----------  -------------  --------------  -------------
BALANCE AT DECEMBER 31, 1992..........................   3,611,889  $  15,468,763  $  (12,570,217)  $ 2,898,546
Shares issued pursuant to exercise of stock options...         750          2,250        --               2,250
Shares redeemed and retired at $3.00 per share........        (700)        (2,100)       --              (2,100)
Shares issued for services performed for the
 Company..............................................       3,387         10,163        --              10,163
Net loss..............................................      --           --            (1,204,707)   (1,204,707)
                                                        ----------  -------------  --------------  -------------
BALANCE AT DECEMBER 31, 1993..........................   3,615,326     15,479,076     (13,774,924)    1,704,152
Shares issued in connection with extinguishment of
 debt.................................................       5,500         16,500        --              16,500
Shares issued pursuant to exercise of stock options...         150            450        --                 450
Shares issued for services performed for the
 Company..............................................       2,800          8,400        --               8,400
Net income............................................      --           --               784,029       784,029
                                                        ----------  -------------  --------------  -------------
BALANCE AT DECEMBER 31, 1994..........................   3,623,776     15,504,426     (12,990,895)    2,513,531
Shares issued pursuant to exercise of stock options...         737          2,212        --               2,212
Shares issued for services performed for the
 Company..............................................       2,500          7,500        --               7,500
Net income............................................      --           --             1,793,425     1,793,425
                                                        ----------  -------------  --------------  -------------
BALANCE AT DECEMBER 31, 1995..........................   3,627,013     15,514,138     (11,197,470)    4,316,668
Shares issued pursuant to exercise of stock options
 (unaudited)..........................................         200            600        --                 600
Shares issued for services performed for the Company
 (unaudited)..........................................       2,500          7,500        --               7,500
Net income (unaudited)................................      --           --               330,898       330,898
                                                        ----------  -------------  --------------  -------------
BALANCE AT MARCH 30, 1996 (UNAUDITED).................   3,629,713  $  15,522,238  $  (10,866,572)  $ 4,655,666
                                                        ----------  -------------  --------------  -------------
                                                        ----------  -------------  --------------  -------------

                       See notes to financial statements.

                                PRINTWARE, INC.

                            STATEMENTS OF CASH FLOWS


                                                               THREE MONTHS ENDED
                                                              ---------------------        YEARS ENDED DECEMBER 31,
                                                              MARCH 30,   APRIL 1,   ------------------------------------
                                                                 1996       1995        1995        1994         1993
                                                              ----------  ---------  ----------  -----------  -----------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).........................................  $  330,898  $ 326,483  $1,793,425  $   784,029  $(1,204,707)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.............................      16,097     20,432      71,271       92,813      190,217
  Common Stock issued for services..........................       7,500      7,500       7,500        8,400       10,163
  Extraordinary item........................................      --         --          --         (140,927)     --
  Changes in operating assets and liabilities:
    Receivables from non affiliates.........................      69,701   (156,636)   (234,795)      98,149      535,864
    Receivables from affiliates.............................     (39,055)    (9,524)    (31,003)     (31,652)     160,573
    Inventories.............................................     103,104   (273,018)    116,356      636,099      405,332
    Prepaid expenses........................................     (51,799)    (3,612)     26,257      (15,559)      80,542
    Accounts payable........................................     (46,250)   106,558      (8,207)    (479,317)      56,946
    Accrued expenses........................................    (160,458)   (96,089)    126,120     (227,093)     221,916
    Deferred revenues.......................................      11,715   (153,050)   (145,577)  (1,102,361)    (387,064)
                                                              ----------  ---------  ----------  -----------  -----------
      Net cash provided by (used in) operating activities...     241,453   (230,956)  1,721,347     (377,419)      69,782
                                                              ----------  ---------  ----------  -----------  -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (15,049)    (4,457)    (15,375)     (50,200)     (72,771)
  Increase in intangible assets.............................      --         --          --             (984)     (25,707)
                                                              ----------  ---------  ----------  -----------  -----------
      Net cash used in investing activities.................     (15,049)    (4,457)    (15,375)     (51,184)     (98,478)
                                                              ----------  ---------  ----------  -----------  -----------
FINANCING ACTIVITIES:
  Advances on equipment and consumable sales................      --         --          --          --           755,712
  Proceeds from issuance of Common Stock....................         600      1,012       2,212          450        2,250
  Common Stock redeemed and retired.........................      --         --          --          --            (2,100)
                                                              ----------  ---------  ----------  -----------  -----------
      Net cash provided by financing activities.............         600      1,012       2,212          450      755,862
                                                              ----------  ---------  ----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     227,004   (234,401)  1,708,184     (428,153)     727,166
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............   2,568,852    860,668     860,668    1,288,821      561,655
                                                              ----------  ---------  ----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $2,795,856  $ 626,267  $2,568,852  $   860,668  $ 1,288,821
                                                              ----------  ---------  ----------  -----------  -----------
                                                              ----------  ---------  ----------  -----------  -----------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid during the period for:
    Interest................................................  $      236  $   1,250  $    3,333  $     4,457  $     8,143
                                                              ----------  ---------  ----------  -----------  -----------
                                                              ----------  ---------  ----------  -----------  -----------
    Income taxes............................................  $    6,500  $  12,000  $   15,488  $     2,000  $     1,109
                                                              ----------  ---------  ----------  -----------  -----------
                                                              ----------  ---------  ----------  -----------  -----------
OTHER NON CASH ITEM:
  Issuance of Common Stock for extinguishment of debt (Note
   3).......................................................      --         --          --      $    16,500      --
                                                              ----------  ---------  ----------  -----------  -----------
                                                              ----------  ---------  ----------  -----------  -----------


                       See notes to financial statements.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                        DECEMBER 31, 1995, 1994 AND 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Printware, Inc. ("Printware" or the "Company") designs, builds and markets "Computer-to-Plate" systems that are used by the offset printing industry to create printing plates directly from computer data. These systems replace the traditional process of typesetting, paste-up, camera work and processing film to produce a printing plate.

    INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of March 30, 1996 and the statements of operations and cash flows for the three months ended March 30, 1996 and April 1, 1995, the statement of shareholders' equity for the three months ended March 30, 1996 and the interim information as of and for the three months ended March 30, 1996 and April 1, 1995 appearing in the notes to financial statements are unaudited. In the opinion of management, such unaudited financial statements include all adjustments, consisting of only normal, recurring accruals, necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

    REVENUE RECOGNITION

    Revenue for equipment and supply sales is recognized at the time of shipment to customers. Revenue from development projects and their related costs is recognized as the work is performed. Revenue related to installation, training and support is recognized when the services are performed. Revenue from development projects, installation, training and support is less than 10% of total revenues for the three months ended March 30, 1996 and April 1, 1995 and the years ended December 31, 1995, 1994 and 1993.

    NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

    Net income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of shares of Common Stock and dilutive Common Stock equivalents outstanding. The total weighted average number of common and common equivalent shares outstanding has been adjusted to give effect to the reverse stock split authorized by the Company's shareholders effective April 25, 1996 (Note 3). Common Stock equivalents result from dilutive stock options and warrants. Common equivalent shares are not included in the per share calculations when the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common equivalent shares issued during the 12 months prior to the Company's proposed initial public offering have been included in the calculation (using the treasury stock method based on an assumed initial public offering price of $6.50 per share) as if they were outstanding for all periods presented. The net income (loss) per common share will change if the actual initial public offering price differs from the assumed initial public offering price per share utilized in this calculation. Fully diluted earnings
(loss) per common share is substantially equivalent to primary earnings per share and is therefore not separately presented.

    CASH EQUIVALENTS

    Cash equivalents consist primarily of investments in commercial paper and certificate of deposits, which have original maturities of three months or less.

    CREDIT RISK

    The Company generally does not require collateral for its trade accounts receivable. The Company manages credit risk by evaluating creditworthiness regularly. Accounts receivable for which collectibility is not assured are reserved for through establishment of an allowance for doubtful accounts. Customer accounts considered by management to be uncollectible are written off.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Company has recorded inventory valuation reserves of $562,000 at March 30, 1996 and $545,000 and $516,000 at December 31,
1995 and 1994, respectively.

    Inventories are periodically reviewed for obsolescence or surplus stock. Items considered obsolete or surplus are written off or a valuation reserve is established to write such inventories down to their net realizable value.

    The Company is dependent on several key suppliers for plate material and raster image processing software. All of the Company's agreements with these suppliers can be canceled by either party under certain circumstances.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Office equipment, software, machinery and equipment and tooling are depreciated on a straight-line basis over five years. Motor vehicles are depreciated on a straight-line basis over three years. Leasehold improvements are amortized on a straight-line basis over the term of the lease.

    IMPAIRMENT OF LONG-LIVED ASSETS

    Management periodically reviews the carrying value of long-term assets for potential impairment by comparing the carrying value of these assets to the estimated undiscounted future cash flows expected to result from the use of these assets. Should the sum of the related, expected future net cash flows be less than the carrying value, an impairment loss would be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. To date, management has determined that no impairment of these assets exists.

    INTANGIBLE ASSETS

    Intangible assets are recorded at cost and are being amortized on a straight-line basis over the following lives:

                                                                   YEARS
                                                                   -----
Patents..........................................................    17
License rights...................................................   2-5

    RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development expenditures are charged to expense as incurred.

    ACCOUNTING FOR WARRANTY COSTS

    The Company records estimated future warranty costs when the equipment is shipped to customers.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL RISKS AND UNCERTAINTIES

    In accordance  with  American  Institute  of  Certified  Public  Accountants
Statement of Position No. 94-6, DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES, the Company has disclosed in the financial statements certain financial risks and uncertainties to which it is subject, including concentration of sales to a limited number of customers, certain suppliers of raw materials and other key components included in its manufactured equipment and the use of estimates to review the carrying value of long-lived assets. The nature of the Company's operations exposes the Company to certain business risks. The market for "Computer-to-Plate" systems is highly competitive and subject to rapid technological change and evolving industry standards that may affect both the operations, operating results and financial condition of the Company and its customers.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). SFAS 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions of SFAS 123 to such arrangements. SFAS 123 is required to be adopted for reporting purposes by the Company in 1996. Companies are permitted, however, to continue to apply APB opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

2.  DETAILS OF SELECTED BALANCE SHEET ACCOUNTS


                                                                DECEMBER 31,
                                               MARCH 30,   ----------------------
                                                  1996        1995        1994
                                               ----------  ----------  ----------
RECEIVABLES FROM NON AFFILIATES:
  Trade......................................  $  463,855  $  532,883  $  296,811
  Employees..................................       2,442       3,115       1,017
  Allowance for doubtful accounts............     (24,913)    (24,913)    (21,538)
                                               ----------  ----------  ----------
    Total receivables from non affiliates....  $  441,384  $  511,085  $  276,290
                                               ----------  ----------  ----------
                                               ----------  ----------  ----------
INVENTORIES:
  Raw materials..............................  $  687,200  $  782,189  $  860,885
  Work-in-process............................     153,292     165,246     109,701
  Finished goods.............................     783,746     779,907     873,112
                                               ----------  ----------  ----------
    Total inventories........................  $1,624,238  $1,727,342  $1,843,698
                                               ----------  ----------  ----------
                                               ----------  ----------  ----------
PROPERTY AND EQUIPMENT:
  Office equipment...........................  $  400,061  $  395,650  $  386,697
  Software...................................      98,685      94,547      94,154
  Machinery and equipment....................     232,406     225,906     219,876
  Leasehold improvements.....................      74,762      74,762      74,763
  Tooling and spares.........................     334,001     334,001     334,001
  Motor vehicles.............................      10,063      10,063      10,063
                                               ----------  ----------  ----------
    Total property and equipment.............   1,149,978   1,134,919   1,119,554
  Less accumulated depreciation and
   amortization..............................   1,019,559   1,004,252     936,139
                                               ----------  ----------  ----------
    Net property and equipment...............  $  130,419  $  130,677  $  183,415
                                               ----------  ----------  ----------
                                               ----------  ----------  ----------
INTANGIBLE ASSETS:
  License rights.............................  $  560,020  $  560,020  $  560,020
  Patents....................................      53,701      53,701      53,701
                                               ----------  ----------  ----------
    Total intangible assets..................     613,721     613,721     613,721
  Less accumulated amortization..............     580,115     579,325     576,167
                                               ----------  ----------  ----------
    Net intangible assets....................  $   33,606  $   34,396  $   37,554
                                               ----------  ----------  ----------
                                               ----------  ----------  ----------
ACCRUED EXPENSES:
  Accrued payroll and related................  $   50,560  $   77,339  $   75,932
  Accrued vacation and benefits..............     127,927     126,479     102,750
  Accrued professional services..............      77,844     204,175      97,175
  Accrued warranty reserve...................      31,965      33,038      29,310
  Accrued income taxes.......................      --           7,012      --
  Accrued other..............................      20,354      21,065      37,821
                                               ----------  ----------  ----------
    Total accrued expenses...................  $  308,650  $  469,108  $  342,988
                                               ----------  ----------  ----------
                                               ----------  ----------  ----------

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

3.  SHAREHOLDERS' EQUITY
    On April 25, 1996, the Company's shareholders approved a one-for-four reverse stock split, effective immediately. All references in the financial statements to the number of shares, per share amounts, stock option plan data and the statements of shareholders' equity have been restated to reflect the split. On April 25, 1996 the Company's shareholders approved an amendment to the Company's Articles of Incorporation, whereby the authorized stock of the Company was stated as 15,000,000 shares of Common Stock, no par value and 1,000,000 shares of Preferred Stock, no specified par value. The Company's Board of Directors may designate any series and fix any relative rights and preferences of the Preferred Stock. The authorized shares have been restated in the financial statements to reflect the impact of this amendment. No shares of Preferred Stock are issued and outstanding.

    During the three months ended March 30, 1996 and the years ended December 31, 1995, 1994 and 1993, certain employees exercised their options and purchased a total of 200, 737, 150 and 750 shares of Common Stock, respectively, at $3.00 per share.

    The Company also issued 2,500, 2,500, 2,800 and 3,387 shares of Common Stock valued at $7,500, $7,500, $8,400 and $10,163 in consideration for services rendered during the three months ended March 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

    During 1994, the Company extinguished debt of $157,427 through the issuance of 5,500 shares of the Company's Common Stock valued at $16,500 which resulted in an extraordinary gain of $140,927. The repurchase of the debt canceled the Company's obligation under a research agreement with a governmental agency.

    Common Stock values were based on management's estimates of the fair value of the Company's Common Stock.

    STOCK OPTIONS

    On April 25, 1996 the Company's shareholders approved a new stock option plan (the 1996 Stock Plan) which provides for the granting of options and restricted stock to certain officers, employees, directors and consultants to purchase up to 500,000 shares of Common Stock. On April 25, 1996, the Company granted options to purchase 900 shares of the Company's Common Stock under this plan to certain employees. The options become exercisable 33 1/3% per year for three years. The exercise price is $3.00 per share. The options expire six years after the date of grant. The 1996 Stock Plan also provides for the automatic grant of an option for 1,000 shares of the Company's Common Stock, exercisable for a period of five years, to each non-employee director, upon the adoption of the 1996 Stock Plan and upon the election or re-election as a member of the Board of Directors. Such Board of Directors options will be issued with an exercise price equal to the fair market value of the Common Stock on the date the option is granted. On April 25, 1996, options to purchase 2,000 shares of Common Stock were granted under this plan with an exercise price of $3.00 per share.

    The Company's prior incentive stock option plans provided that stock options to purchase an aggregate of 375,000 shares of Common Stock may be granted to certain officers and employees. The exercise price could not be less than 100% of the fair market value of the Common Stock on the date the option was granted. No additional options under the Company's prior plans will be granted.

    All options issued after August 1992 and before March 30, 1996 are exercisable 33 1/3% per year for three years or 100% one year after grant. All of these options expire either five, six or ten years from the date of grant.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

3.  SHAREHOLDERS' EQUITY (CONTINUED)
    Stock option activity is summarized as follows:

                                                                          AGGREGATE
                                               NUMBER OF    PRICE PER     EXERCISE
EMPLOYEE STOCK OPTIONS                          SHARES        SHARE         PRICE
- ---------------------------------------------  ---------   ------------   ---------
Balance at December 31, 1992.................   116,028       $3.00       $ 348,084
  Granted....................................     3,175        3.00           9,525
  Canceled...................................   (23,293)       3.00         (69,879)
  Exercised..................................      (750)       3.00          (2,250)
                                               ---------                  ---------
Balance at December 31, 1993.................    95,160        3.00         285,480
  Granted....................................     1,912        3.00           5,736
  Canceled...................................   (14,516)       3.00         (43,548)
  Exercised..................................      (150)       3.00            (450)
                                               ---------                  ---------
Balance at December 31, 1994.................    82,406        3.00         247,218
  Granted....................................    23,087        3.00          69,261
  Canceled...................................    (1,784)       3.00          (5,352)
  Exercised..................................      (737)       3.00          (2,211)
                                               ---------                  ---------
Balance at December 31, 1995.................   102,972        3.00         308,916
  Granted....................................    33,382        3.00         100,146
  Canceled...................................      (587)       3.00          (1,761)
  Exercised..................................      (200)       3.00            (600)
                                               ---------                  ---------
Balance at March 30, 1996....................   135,567       $3.00       $ 406,701
                                               ---------                  ---------
                                               ---------                  ---------

    At March 30, 1996 and December 31, 1995, there were 100,067 and 79,548 options exercisable at $3.00 per share, respectively.

    WARRANTS

    Warrant activity is summarized as follows:

                                                                           AGGREGATE
                                               NUMBER OF     PRICE PER     EXERCISE
                                                SHARES         SHARE         PRICE
                                               ---------   -------------  -----------
Balance at December 31, 1993.................   530,069    $3.00 - 12.00  $ 5,515,119
Canceled.....................................  (525,069)    9.22 - 12.00   (5,500,119)
                                               ---------                  -----------
Balance at December 31, 1994 and 1995 and
 March 30, 1996..............................     5,000        $3.00      $    15,000
                                               ---------                  -----------
                                               ---------                  -----------

    All outstanding warrants expire on August 28, 1997.

    RESTRICTED STOCK

    The Company has entered into a restricted stock compensation plan with an officer of the Company under which the Company issued 10,000 shares of restricted stock to the officer over a four year period, provided that the officer remained an employee of the Company as of the anniversary date of the plan. Under this plan the last 2,500 shares were issued as of March 30, 1996. Compensation expense related to these restricted stock issuances has been recorded in the statements of operations.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

3.  SHAREHOLDERS' EQUITY (CONTINUED)
    1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted on April 25, 1996 and provides for the issuance of up to 100,000 shares of Common Stock. With certain exceptions, all employees of the Company who have been employed by the Company for at least six months and who are employed at least 20 hours per week and at least five months per year, including officers and directors who are employees, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan consists of periodic offerings, with the first offering planned to begin on April 1, 1997. Each offering under the Stock Purchase Plan will be for a period determined by the Compensation Committee of the Board of Directors, but not to exceed 27 months. An employee may elect to have up to a maximum of 10% deducted from his or her regular salary for the purpose of purchasing shares under the Stock Purchase Plan. The price at which the employee's shares are purchased is the lower of (a) 85% of the closing price of the Common Stock on the day that the offering commences or (b) 85% of the closing price of the Common Stock on the day that the offering terminates. No shares have been issued under the Stock Purchase Plan.

4.  LEASES
    During 1993, the Company moved into new leased office and manufacturing space of 35,410 square feet under a noncancelable operating lease which expires on July 31, 1998 and contains an option to renew for up to three additional years. The Company is also responsible for all taxes, utilities, and assessments. Rent expense for all leases was approximately $21,000 for each of the three month periods ended March 30, 1996 and April 1, 1995, and $87,000, $107,000 and $129,000 for the years ended December 31, in 1995, 1994 and 1993, respectively.

    At December 31, 1995, future minimum lease payments due, excluding taxes and utilities, were as follows:

                 YEAR ENDING
                DECEMBER 31,                    AMOUNT
               ---------------                 --------
  1996.......................................  $ 84,000
  1997.......................................    84,000
  1998.......................................    50,000
                                               --------
                                               $218,000
                                               --------
                                               --------

5.  LICENSING AND ROYALTY AGREEMENTS
    The Company has a licensing agreement with a minority shareholder whereby it received all associated laser printer technology, including rights to patents, know-how, software, firmware, documentation and access to their experts who were involved in the development effort. The Company also received multiple prototypes of two models. In return, the minority shareholder receives royalties of up to 2% of net revenues from laser imager sales and received warrants to purchase shares of Common Stock of the Company which were issued in 1987. The warrants expired during 1994. Royalty expense relating to this agreement was $600 and nil for the three months ended March 30, 1996 and April 1, 1995, respectively, and $1,800, $9,014 and $11,640 for the years ended December 31, in 1995, 1994 and 1993, respectively.

    The Company had a software development and license agreement with a third party in which the Company was to fund certain software development costs, and to pay royalties on products sold. The agreement expired during 1994. Royalty expense relating to this agreement was insignificant during 1994 and 1993.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

5.  LICENSING AND ROYALTY AGREEMENTS (CONTINUED)
    The Company has purchased license rights for up to 100,000 copies of 300 fonts (typefaces) for $395,000. In December 1989, the Company paid $100,000 to extend the original agreement through December 31, 1993. These payments have been included in intangible assets and were amortized over the four years ended December 31, 1993. During 1994 and 1995, the Company extended this agreement through December 31, 1997 at no additional cost.

6.  BANK LINE OF CREDIT
    During 1995, due to its cash position, the Company did not renew its line of credit with a local bank. The agreement had provided for borrowings up to the lesser of $1,000,000 or 75% of receivables outstanding less than 90 days from invoice date.

7.  DEFERRED REVENUES
    During 1993, the Company entered into several agreements with customers for the purchase of new products, supplies and research and development projects. As part of these agreements, the Company received advance payments totaling $755,712 during 1993. The Company had shipped equipment and supplies under these agreements totaling $142,750, $385,450 and $387,064 during 1995, 1994 and 1993, respectively. During 1994, a customer, who is a shareholder, canceled a contract for equipment which led to the forfeiture of certain equipment advances totaling $679,434. As a result of the contract cancellation, the Company devalued the related inventory. There was no material gain or loss resulting from the contract cancellation.

8.  MAJOR CUSTOMERS AND EXPORT REVENUES
    Revenues to one customer,  excluding the related  party total revenues  (see note  10), amounted to  $539,000 (29.4% of total  revenues) and $253,000 (14.0%)
for the three months ended March 30, 1996 and April 1, 1995 and $1,464,000 (17.5%), $140,000 (2.1%) and nil for the years ended December 31, 1995, 1994 and
1993, respectively. No other customer accounted for 10% or more of total revenues for these periods.

    The Company's export revenues did not exceed 10% of total revenues for the three months ended March 30, 1996 and April 1, 1995 or the years ended December 31, 1995, 1994 and 1993.

9.  INCOME TAXES
    The Company records income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

    For income tax purposes, the Company had net operating loss carryforwards of approximately $10,500,000 as of December 31, 1995. If not used, these carryforwards will begin to expire in 2001. Under the Tax Reform Act of 1986, certain future changes in ownership resulting from the sale or issuance of stock may limit the amount of net operating loss carryforwards which can be utilized on an annual basis.


    Deferred tax assets and liabilities represent temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. Deferred tax assets are primarily comprised of reserves which have been deducted for financial statement purposes, but have not been deducted for income tax purposes and the tax effect of net operating loss carryforwards. The Company has recorded a valuation allowance to reduce recorded deferred tax assets to zero because management believes it is more likely than not that the Company will not utilize the deferred tax assets.

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

9.  INCOME TAXES (CONTINUED)
    Deferred taxes as of December 31, 1995 and 1994 are summarized as follows:

                                                  1995         1994
                                               -----------  -----------
Current deferred tax assets:
  Inventory reserves.........................  $   192,000  $   181,000
  Accrued vacation...........................       35,000       30,000
  Allowance for doubtful accounts............        9,000        8,000
  Other......................................       18,000       24,000
  Valuation allowance........................     (254,000)    (243,000)
                                               -----------  -----------
    Total....................................  $   --       $   --
                                               -----------  -----------
                                               -----------  -----------
Long-term deferred tax assets:
  Tax net operating loss carryforwards.......    3,675,000    4,305,000
  Tax credit carryforwards...................       32,000      --
  Valuation allowance........................   (3,707,000)  (4,305,000)
                                               -----------  -----------
    Total....................................  $   --       $   --
                                               -----------  -----------
                                               -----------  -----------

    A reconciliation of the expected federal income taxes, using the effective statutory federal rate of 35%, with the provision for income taxes is as follows:

                                                 1995       1994       1993
                                               ---------  ---------  ---------
Expected federal expense (benefit)...........  $ 635,000  $ 275,000  $(421,300)
State taxes, net of federal benefits.........      2,000      2,000      1,109
Net operating loss which cannot currently be
 recognized..................................     --         --        419,200
Change in valuation allowance................   (587,000)  (275,000)    --
Other........................................    (27,500)    --          2,100
                                               ---------  ---------  ---------
                                               $  22,500  $   2,000  $   1,109
                                               ---------  ---------  ---------
                                               ---------  ---------  ---------

10. RELATED PARTY TRANSACTIONS

    The Company sells products to two of its shareholders and also contracts for certain products and production services with these shareholders. In addition to revenues from affiliates and accounts receivable from affiliates as shown on the financial statements, a summary of these transactions as of and for the three months ended March 30, 1996 and April 1, 1995 and the years ended December 31, 1995, 1994 and 1993 are as follows:



                                                                                DECEMBER 31,
                                               MARCH 30,   APRIL 1,  ----------------------------------
                                                 1996        1995       1995        1994        1993
                                               ---------   --------  ----------  ----------  ----------
Total purchases of production services.......  $  1,000    $  1,000  $   44,000  $   91,000  $  210,000
Accounts payable.............................     1,000       1,000      --           8,000      28,000


11. COMMITMENTS AND CONTINGENCIES
    During 1995, the Company received a favorable arbitration award from a dispute with A. B. Dick Company, a former customer. The Company recognized a gain of $192,000 after expenses of approximately $142,000 in this dispute. This gain is included in the statements of operations under other income (expense).

                                PRINTWARE, INC.
            NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
        MARCH 30, 1996 AND APRIL 1, 1995 (UNAUDITED) AND THE YEARS ENDED
                  DECEMBER 31, 1995, 1994 AND 1993 (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company is involved in various other legal actions in the normal course of business. Management is of the opinion that the outcome of such actions will not have a significant effect on the Company's financial position or results of operations.

    401(K) PROFIT SHARING PLAN

    The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") became effective August 1, 1994. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code. All employees employed by the Company in the United States for at least 30 hours per week are eligible to participate in the 401(k) Plan as of the next calendar quarter following one year after date of hire by the Company. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitations. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company of up to 2% of the compensation paid by the Company to each employee in the previous calendar quarter. The Company's contributions are made at the discretion of the Board of Directors, within the limits of the 401(k) Plan. The Company has made a contribution of 1% of the compensation of each participating employee each quarter since the adoption of the 401(k) Plan. The Company's contributions to the 401(k) Plan were $4,576 and $4,246 for the three months ended March 30, 1996 and April 1, 1995 and $13,352 and $4,769 for the years ended December 31, 1995 and 1994, respectively. There were no contributions in 1993.

12. SUBSEQUENT EVENTS
    The Company is planning an initial public offering of 1,200,000 shares of Common Stock at an assumed initial public offering price of $6.50 per share. In addition, current shareholders are planning to offer 400,000 shares of Common Stock to the public at such time. The Company will grant to the Underwriters an over-allotment option pursuant to which an additional 240,000 shares may be sold (180,000 shares from the Company and 60,000 shares from existing shareholders) on the same terms for the purpose of covering any over-allotment sales made in the public offering. In connection with the proposed initial public offering, the Representative of the Underwriters would be granted warrants to purchase up to 120,000 shares of Common Stock at 120% of the price to public, exercisable commencing one year after the date of the Offering for a period of four years.

                          [INSIDE BACK COVER GRAPHICS]

Photographs showing various Printware products:

Top right-hand photo:       Model 1440 APF Platesetter
Text below photo:           The Model 1440 APF Platesetter for bulk-fed metal
                             printing plates.

Middle right-hand photo:    Model 1440 EZ Platesetter
Text next to photo:         The Model 1440 EZ Platesetter produces paper and
                             metal printing plates.

Lower right-hand photo:     Supplies for Model 1440 Platesetters
Text next to photo:         Printware provides a full line of supplies for its
                             Model 1440 Platesetters.

Top left-hand photo:        Model 1440 ZNX Platesetter
Text below photo:           The Model 1440 ZNX Platesetter produces paper
                             printing plates directly from a computer.

Bottom left-hand photo:     Raster Image Processor
Text below photo:           Raster Image Processor (RIPs) connect Platesetters
                             to computer networks.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     5
Use of Proceeds...........................................................     8
Dividend Policy...........................................................     8
Capitalization............................................................     8
Dilution..................................................................     9
Selected Financial Data...................................................    10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    11
Business..................................................................    16
Management................................................................    25
Certain Transactions......................................................    30
Principal and Selling Shareholders........................................    31
Description of Capital Stock..............................................    32
Shares Eligible for Future Sales..........................................    33
Underwriting..............................................................    35
Experts...................................................................    36
Legal Matters.............................................................    36
Additional Information....................................................    37
Index to Financial Statements.............................................   F-1


                             ---------------------

    UNTIL            , 1996, ALL  DEALERS EFFECTING TRANSACTIONS  IN THE  COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                               ------------------

                              [R.J. STEICHEN LOGO]

                                          , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following fees and expenses will be paid by the Company in connection with issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All of such expenses, except for the SEC, NASD and Nasdaq fees are estimated.


SEC registration fee..............................................  $   4,441
NASD filing fee...................................................      1,788
Nasdaq fee........................................................     36,750
Legal fees and expenses...........................................     55,000
Accounting fees and expenses......................................     50,000
Blue Sky fees and expenses........................................      1,800
Transfer agent and registrar fees.................................      1,000
Printing expenses.................................................     60,000
Miscellaneous.....................................................     26,221
                                                                    ---------
    Total.........................................................  $ 237,000
                                                                    ---------
                                                                    ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Articles of Incorporation and Bylaws of Printware, Inc. provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act. Minnesota Statutes Section302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined therein) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of Printware, Inc.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Printware, Inc. pursuant to the foregoing provisions, Printware, Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Under Section 7(c) of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The information in this Item gives retroactive effect to the one-for-four reverse stock split of the Company which was effective April 25, 1996.

    The Company has sold the following unregistered securities during the past three years (since March 30, 1993):


                                                NO. SHARES OF       PRICE
  DATE                 PURCHASER                COMMON STOCK      PER SHARE
- ---------  ---------------------------------  -----------------  -----------
04/21/93   William Fuess, Esq.(1)                       587       $    3.00
09/01/93   William Fuess, Esq.(1)                       300            3.00
11/26/93   Employee ISO exercise                        650            3.00
11/26/93   Employee ISO exercise                         50            3.00
12/27/93   Employee ISO exercise                         50            3.00

01/22/94   Daniel A. Baker(2)                         2,500            3.00
02/11/94   Employee ISO exercise                         50            3.00
03/14/94   Employee ISO exercise                         50            3.00
03/18/94   William Fuess, Esq.(1)                       300            3.00
08/30/94   Employee ISO exercise                         25            3.00
10/28/94   Employee ISO exercise                         25            3.00
12/29/94   Minnesota Technology, Inc.(3)              5,500            3.00

01/20/95   Employee ISO exercise                         75            3.00
01/22/95   Daniel A. Baker(2)                         2,500            3.00
03/24/95   Employee ISO exercise                        262            3.00
09/29/95   Employee ISO exercise                         25            3.00
12/01/95   Employee ISO exercise                        375            3.00
01/22/96   Daniel A. Baker(2)                         2,500            3.00
02/28/96   Employee ISO exercise                        200            3.00


- ---------------------

(1) These shares were issused to William Fuess, Esq., the Company's patent counsel, in consideration for patent services he provided to the Company.



(2) These shares were issued to Dr. Baker pursuant to an agreement made between him and the Company in January 1993 that provided that if he remained employed by the Company he would be issued a total of 10,000 shares in annual installments of 2,500 shares. Each issuance of shares has been accounted for as taxable compensation.



(3) These shares were issued to Minnesota Technology, Inc. as part of the extinguishment of debt owed to it by the Company that is referred to in the fourth paragraph of footnote 3 to the Financial Statements.



    Each of the above transactions involved the offering of such securities to a limited number of persons who took the securities as an investment for his, her or its own account and not with a view to a distribution thereof. Based in part on the foregoing the Company has been advised by counsel that the transactions enumerated above were transactions not involving any public offering within the meaning of Sections 3(b) or 4(2) of the Securities Act of 1933, as amended.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


   1.1    Underwriting Agreement
   1.2    Selected Dealers' Agreement
   1.3    Agreement Among Underwriters
   3.1*   Articles of Incorporation, as amended
   3.2*   Bylaws of the Company
   4.1    Form of Common Stock Certificate
   5.1    Opinion of Lindquist & Vennum P.L.L.P.

  10.1*   Incentive Stock Option Plan of 1985
  10.2*   1986 Incentive Stock Option Plan
  10.3*   1996 Stock Plan
  10.4*   1996 Employee Stock Purchase Plan
  10.5*   Form of 1996 Bonus Compensation Plan for executive officers
  10.6*   Change in Control Severance Agreement dated April 25, 1996
  10.7*   Office/Warehouse Lease dated December 22, 1992 between the Company and
           The Northwestern Mutual Life Insurance Company
  10.8*   Plate  Material Agreement dated December  11, 1991 between the Company and E.J. Gaisser, Inc.(1)
  10.9*   Supply Agreement dated May 2, 1991 between the Company and  Polychrome
           Corporation(1)
  10.10*  License  Agreement  dated May  17, 1985  among the  Company, Minnesota
           Mining and Manufacturing Company and Allen L. Taylor
  10.11*  Purchase Agreement  dated  January 1,  1995  between the  Company  and
           Deluxe Corporation, as amended December 12, 1995(1)
  11.1*   Statement re computation of Per Share Earnings/Losses
  23.1    Consent of Deloitte & Touche LLP
  23.2    Consent of Lindquist & Vennum P.L.L.P., included in Exhibit 5.1
  24.1*   Power of Attorney, included in the Signature Page


- ---------------------------

 *  Previously filed with the initial filing of this Registration Statement.


(1) Certain information has been deleted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.

    (b) Financial Statement Schedules


    Schedule II Valuation and Qualifying Accounts



        All other schedules have been omitted because they are either not required, are not applicable, or the required information is shown in the Financial Statements and related notes.


ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) It will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

        (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 18th day of June, 1996.



                                PRINTWARE, INC.

                                By:              /s/ DANIEL A. BAKER
                                         -----------------------------------
                                               Daniel A. Baker, Ph.D.,
                                         PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                    AND DIRECTOR




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on June 18, 1996 by the following persons in the capacities and on the dates indicated.



               SIGNATURE                           TITLE
- ----------------------------------------  ------------------------
                   *                      President, Chief
  ------------------------------------     Executive Officer and
         Daniel A. Baker, Ph.D.            Director

                                          Executive Vice President
                   *                       and Chief Financial
  ------------------------------------     Officer (principal
          Thomas W. Petschauer             financial and
                                           accounting officer)

                                                                    *By  /s/ DANIEL A. BAKER
                   *                                                 ----------------------
  ------------------------------------    Director                      ATTORNEY-IN-FACT
         Allen L. Taylor, Ph.D.                                           June 18, 1996

                   *
  ------------------------------------    Director
            Donald V. Mager

                   *
  ------------------------------------    Director and Secretary
           Brian D. Shiffman

                   *
  ------------------------------------    Director
            Jerry K. Twogood

                   *
  ------------------------------------    Director
           Charles M. Osborne

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                     ---------------------------
                                        BALANCE AT   CHARGED TO
                                       BEGINNING OF   COSTS AND     CHARGED TO    DEDUCTIONS --   BALANCE AT END
DESCRIPTION                               PERIOD      EXPENSES    OTHER ACCOUNTS    WRITE-OFFS      OF PERIOD
- -------------------------------------  ------------  -----------  --------------  --------------  --------------
Year ended December 31, 1995
    Allowance for Doubtful
     Accounts........................   $   21,538    $  --        $    4,335(1)   $       (960)    $   24,913
    Inventory Reserve................      516,039      374,000         --             (344,920)       545,119

Year ended December 31, 1994
    Allowance for Doubtful
     Accounts........................   $   67,263    $ (31,000)   $    --         $    (14,725)    $   21,538
    Inventory Reserve................      525,126      215,000       679,434(2)       (903,521)       516,039

Year ended December 31, 1993.........
    Allowance for Doubtful
     Accounts........................   $   67,600    $  36,000    $    --         $    (36,337)    $   67,263
    Inventory Reserve................      553,690      560,000         --             (588,564)       525,126

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(1) Collection of customer accounts previously written off.

(2) Inventory related to cancelled production contract.